                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                           AFC Cable Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             AFC CABLE SYSTEMS, INC.

                          50 Kennedy Plaza, Suite 1250
                         Providence, Rhode Island 02903
                                 ---------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 27, 1998
                                 ---------------


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of AFC Cable Systems, Inc. (the "Company") will be held at the Biltmore Grand Heritage Hotel, Kennedy Plaza, Providence, Rhode Island at 10:00 a.m. on Wednesday, May 27, 1998 for the following purposes:

     1. To elect two Class II directors.

     2. To approve the adoption of the Company's 1998 Equity Incentive Plan.

     3. To approve the Amendment to the Restated Certificate of Incorporation to increase the authorized Common Stock from 15,000,000 to 50,000,000.

     4. To transact any other business that may properly come before the Meeting or any adjournment thereof.

         The date of the Meeting has been rescheduled from May 13, 1998, as currently set forth in the 1997 Annual Report to Stockholders. Stockholders of record at the close of business on April 6, 1998 are entitled to notice of and to vote at the Meeting.

         If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.



                                        By Order of the Board of Directors


                                        Raymond H. Keller
                                        Secretary

May 4, 1998

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 27, 1998
                                 ---------------


                                 PROXY STATEMENT
                                 ---------------

         The enclosed form of proxy is solicited on behalf of the Board of Directors of AFC Cable Systems, Inc. ("AFC" or the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the Biltmore Grand Heritage Hotel, Kennedy Plaza, Providence, Rhode Island 02903 at 10:00 a.m. on Wednesday, May 27, 1998 or at any adjournment thereof. The enclosed form of proxy and this Proxy Statement have been mailed to stockholders on or about
May 5, 1998 and constitutes notice of the Meeting pursuant to Section 222 of the Delaware General Corporation Law. A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date, (ii) by otherwise delivering a written revocation to the Secretary of the Company or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

         The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its directors, officers and regular employees to solicit proxies personally and by mail, telephone or telegram from brokerage houses and other shareholders. The Company will also reimburse brokers, banks and other custodians, nominees and fiduciaries and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

         In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company at the close of business on April 6, 1998 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 11,463,972 shares of Common Stock. Holders of shares of Common Stock are entitled to one vote for each share.

         Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. Approval of the 1998 Equity Incentive Plan and the amendment to the Restated Certificate of Incorporation to increase the authorized common stock will require the affirmative vote of a majority of the total votes of the outstanding shares of Common Stock represented at and entitled to vote at the Meeting. The election inspector will count shares represented by proxies that withhold authority to vote for the nominees for election as directors, for the 1998 Equity Incentive Plan, for the amendment to the Restated Certificate of Incorporation or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

         The Annual Report to Stockholders for AFC's fiscal year ended December 31, 1997 accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are being mailed to Stockholders on the same date as the date of the Notice of Annual Meeting. The principal executive offices of AFC are located at 50 Kennedy Plaza, Suite 1250, Providence, Rhode Island 02903.

                                   Item No. 1


                              ELECTION OF DIRECTORS

         The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom are now directors of the Company, unless authority to vote for the election of one or both of such nominees is withheld by marking the proxy to that effect.

         Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. Pursuant to the Restated Certificate of Incorporation and By-Laws, the nominees include only the two directors designated as Class II Directors, whose terms expire at the Meeting. The enclosed proxy cannot be voted for a greater number of persons than two.

         If Proposal I is approved, Robert R. Wheeler and Anthony J. Santoro will be elected as directors for a term of three years, expiring at the Annual Meeting to be held in the year 2001, and until their respective successors are elected and shall qualify to serve.

         It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

         NOMINEES
         Name, Age (as of March 31, 1998),                                                       Director
        Business Experience and Current Directorships                                             Since
        ---------------------------------------------                                             -----

         ANTHONY J. SANTORO, 55, has been a Director of the Company since                          1993
         October 1993.  Mr. Santoro has been President of Roger Williams
         University and Roger Williams University School of Law since August
         1993 and served as Dean of Roger Williams University School of Law from
         July 1992 to August 1993.  Prior to that time, Mr. Santoro served as
         Dean and Professor of Law at Widener University School of Law from 1983 to 1992, Professor of Law at the University of Bridgeport School of Law
         from 1976 to 1983 and Dean of the University of Bridgeport School of
         Law from 1976 to 1980.

         ROBERT R. WHEELER, 53, has been President and Chief Operating Officer                     1996
         of the Company since December 1995, and a Director of the Company since
         March 1996.  Mr. Wheeler was Executive Vice President and Chief
         Operating Officer of the Company from October 1995 to December 1995.
         From 1992 to 1995, Mr. Wheeler served as President and Chief Executive
         Officer of The North American Industrial Company of BICC Cable, Inc.


         CURRENT DIRECTORS
         Name, Age (as of March 31, 1998)                                                         Director         Term
         Business Experience and Current Directorships                                             Since          Expires
         ---------------------------------------------                                             -----          -------

         RALPH R. PAPITTO, 71, has been Chairman of the Board and a Director of                    1989            1999
         the Company since December 1989.  Mr. Papitto has been Chief Executive
         Officer since 1995.  Prior to December 1989, Mr. Papitto was the
         Chairman of the Board, Chief Executive Officer and a director of
         Nortek, Inc. ("Nortek"), an industrial conglomerate.  Mr. Papitto founded Nortek in 1967.  In 1956, Mr. Papitto founded Glass-Tite
         Industries, Inc., a manufacturer of electronic semiconductor components.  Mr. Papitto is also a director of Lynch Corporation, a communications and multi-media services company, and ACS Industries,
         Inc., a manufacturer of various industrial products, and is also
         Chairman of the Board of Trustees of Roger Williams University.

         MALCOLM M. DONAHUE, 76, has been a Director of the Company since March                    1996            2000
         1996.  Mr. Donahue has been a Professor of Law at Suffolk University
         Law School since 1956.  From 1973 to 1991 Mr. Donahue was the Associate
         Dean of Suffolk University Law School.

         RAYMOND H. KELLER, 60, has been Vice President and Chief Financial                        1989            2000
         Officer of the Company since December 1989, and a Director of the
         Company since October 1993. From January 1989 he served as the Vice
         President and Chief Financial Officer of the American Flexible Conduit
         Division of Nortek. Prior to that time, Mr. Keller held several positions with Microdot, Inc., a multi-industry components manufacturer. Most recently, Mr. Keller served as Vice President and
         Chief Financial Officer of the operating companies of Microdot, Inc.
         Mr. Keller had been employed by Microdot, Inc. since 1972.

Board of Directors and Committees


         The Board of Directors held seven meetings during the fiscal year ended December 31, 1997. Each current director attended at least 75% of the Board meetings and the meetings held by committees on which he served during fiscal 1997. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation Committee. The Company does not have a standing Nominating Committee.

         The Audit Committee, composed of Messrs. Santoro and Donahue, held one meeting during the fiscal year ended December 31, 1997. The Audit Committee recommends to the Board of Directors the independent auditors of the Company, reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the company, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention.

         The Compensation Committee, composed of Messrs. Santoro and Donahue, held five meetings during the fiscal year ended December 31, 1997. The Compensation Committee reviews and establishes the Company's compensation practices and policies and administers the equity incentive and stock option plans of the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company, (ii) each of the chief executive officer and all other executive officers of the Company whose total compensation exceeded $100,000 in fiscal 1997 (the "Named Executive Officers") and each director of the Company, and (iii) all Named Executive Officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned. Unless otherwise indicated below, each person or entity listed maintains a mailing address of c/o AFC Cable Systems, Inc., 55 Samuel Barnet Boulevard, New Bedford, MA 02745.

                                                                           Common Stock
                                                                        Beneficially Owned
                                                         ----------------------------------------------------
                                                                                         Percentage of
         Names                                              Number of Shares         Outstanding Shares(1)
                                                            ----------------         ---------------------

         Ralph R. Papitto*+(2)                                     2,498,657                 21.8%
         Robert R. Wheeler*+(3)                                       89,081                  **
         Raymond H. Keller*+(4)                                       62,399                  **
         Malcolm M. Donahue+(5)                                        3,274                  **
         Anthony J. Santoro+(6)                                        5,000                  **
         All Directors and Executive
           Officers as a group (5 persons)                         2,658,411                 23.2%
         FMR Corp.                                                 1,479,950                 12.9%
           82 Devonshire Street
           Boston, MA 02109
         Wellington Management Company, LLP                          637,500                  5.6%
           75 State Street
           Boston, MA 02129

----------

 *  Named Executive Officer
  +  Director of the Company
**  Less than 1 percent

----------
(1) Percentage of ownership is based on 11,462,410 shares of Common Stock outstanding as of March 31, 1998.
(2)  Includes 43,750 shares subject to exercisable stock options.
(3) Includes 61,250 shares subject to exercisable stock options, 19,977 shares of restricted stock on which forfeiture provisions lapse with respect to 9,925 shares on March 11, 1999, and 5,026 shares on each of March 13, 1999 and March 13, 2000, and 1,050 shares held pursuant to the Company's 401(k) plan.
(4) Includes 48,437 shares subject to exercisable stock options, 9,205 shares of restricted stock on which forfeiture provisions lapse with respect to 3,358 shares on March 11, 1999, 2,923 shares on March 13, 1999 and 2,924 shares on March 13, 2000 and 672 shares held pursuant to the Company's 401(k) plan.
(5)  Includes 2,500 shares subject to exercisable stock options.
(6)  Includes 3,750 shares subject to exercisable stock options.

                             EXECUTIVE COMPENSATION


Report of the Compensation Committee of the Board of Directors


         The Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's equity incentive and stock option plans, makes the following report on executive compensation for fiscal 1997.

         The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives.

         The Company relies on three compensation components to motivate executive performance: annual salary, incentive bonuses (in cash and/or Common Stock) and stock-based incentive compensation. Each of the Named Executive Officers has an annual base salary, established by an employment agreement or otherwise, at a level the Company believes is comparable to companies in its industry and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each executive officer receives an incentive bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular emphasis on pre-tax earnings. Individual performance is measured by the officer's contribution to achieving targeted performance criteria. In recognition of the Company's improved sales and earnings, Mr. Papitto's 1997 salary and bonus were increased over that earned in 1996 by $48,000 and $180,000, respectively.

         The Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company and therefore, does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. The Compensation Committee believes that long-term stock price appreciation more accurately reflects the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees by aligning their economic interests with the interests of the Company's long-term shareholders through the Company's stock-based incentive compensation program. Stock options are granted to key employees generally at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds and actual shareholdings. In fiscal 1997, stock options were granted to key employees, including three Named Executive Officers, upon recommendation of management and approval of the Compensation Committee. Details on stock option and restricted stock grants are included in the tables following this report.

With respect to the above matters, the Compensation Committee submits this report.

COMPENSATION COMMITTEE

Anthony J. Santoro
Malcolm M. Donahue

         The following tables set forth information with respect to the compensation of the Named Executive Officers earned during fiscal 1997, 1996 and 1995:

                                                        SUMMARY COMPENSATION TABLE
                                                                                           Long-Term
                                             Annual Compensation                          Compensation
                                 ---------------------------------------------    -------------------------

                                                                                  Restricted
Name and Principal                                              Other Annual        Stock                            All Other
Position                     Year    Salary($)    Bonus($)   Compensation($)(1)   Award($)(2)     Options(#)    Compensation($)(3)
--------                     ----    ---------    --------   ------------------   -----------     ----------    ------------------

Ralph R. Papitto             1997     300,000     280,000                                         143,750                     310
   Chairman of the           1996     252,501     100,000                                                                  10,914
   Board and Chief           1995     189,996      75,000                                                                  10,200
   Executive Officer

Robert R. Wheeler            1997     200,000     332,199                            356,846      100,000                  14,710
   President and Chief       1996     190,769      81,680                9,131       377,150       50,000                  11,251
   Operating Officer         1995      30,769      20,000                                          37,500                   1,821

Raymond H. Keller            1997     131,000     140,056                            207,569       18,750                  11,484
   Vice President and        1996     131,000      64,479                            127,585                               11,223
   Chief Financial           1995     131,000      39,415                                                                  11,310
   Officer
----------

(1) The amount reported for Mr. Wheeler in 1996 represents a relocation expense paid on his behalf.

(2) The restricted stock awards for Messrs. Wheeler and Keller in 1997 represent grants of restricted stock, at no cost, under the Company's 1997 Equity Incentive Plan pursuant to the Company's 1997 Bonus Plan. The dollar value of the restricted stock is based on the closing market price of the Company's Common Stock on the date of grant. During 1997, the Company granted an aggregate of 10,052 and 5,847 shares of restricted stock to Messrs. Wheeler and Keller, respectively, in payment incentive bonuses. Restrictions on this restricted stock lapse equally over two years commencing March 13, 1999. The restricted stock awards for Messrs. Wheeler and Keller in 1996 represent grants of restricted stock, at no cost, under the Company's 1993 Equity Incentive Plan pursuant to the Company's 1996 Bonus Plan. The dollar value of the restricted stock is based on the closing market price of the Company's Common Stock on the date of grant. During 1996, the Company granted an aggregate of 19,850 and 6,715 shares of restricted stock to Messrs. Wheeler and Keller, respectively, in payment of 1996 incentive bonuses. Restrictions on this restricted stock lapse equally over two years commencing March 11, 1998. Shares of restricted stock are entitled to the same dividends as those paid, if any, to holders of unrestricted shares.

(3) Includes insurance premiums paid by the Company on behalf of the named executive and, for Messrs. Wheeler and Keller, employer contributions under the Company's Nonunion Salaried and Hourly Employees 401(k) Savings Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                  Individual Grants
     ------------------------------------------------------------------------------------
                                        % of Total                                           Potential Realizable Value
                                         Options                                              at Assumed Annual Rates
                                        Granted to                                          of Stock Price Appreciation
                         Options       Employees in      Exercise         Expiration           for Option Term($)(2)
                                                                                               ---------------------
     Name               Granted(#)    Fiscal Year(1)    Price($/Sh)          Date              5%                10%
     ----               ----------    --------------    -----------          ----              --                ---

Ralph R. Papitto        143,750(3)        25.8%           $15.40            3/4/07           $1,392,218    $3,528,200
Robert R. Wheeler       100,000(4)        17.9%           $15.40            3/4/07           $  968,500    $2,454,400
Raymond H. Keller        18,750(5)         3.4%           $15.40            3/4/07           $  181,594    $  460,200
----------

(1) During fiscal 1997, the Company granted to its employees options covering 557,500 shares of Common Stock.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. A gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individual.

(3) The option is exercisable on October 15, 1997 with respect to 18,750 shares and in annual increments of 31,250 shares each commencing March 4, 1998 with respect to the remaining shares.

(4) The option is exercisable in annual increments of 25,000 shares each commencing March 4, 1998.

(5) The option is exercisable in two annual increments of 4,687 shares each commencing March 4, 1998 and two annual increments of 4,688 shares each commencing March 4, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                               Value of Unexercised
                                                            Number of Unexercised             In-the-Money Options at
                                                             Options at FY-End(#)                   FY-End($)(1)
                                                             --------------------                   ------------
                        Shares Acquired     Value
Name                     on Exercise(#)   Realized($)     Exercisable   Unexercisable        Exercisable   Unexercisable
----                     --------------   -----------     -----------   -------------        -----------   -------------

Ralph R. Papitto              -               -                     0         143,750                  0       2,062,813
Robert R. Wheeler             -               -                18,750          18,750            377,813         377,813
                              -               -                 6,250          18,750            123,438         370,313
                              -               -                 5,000          20,000             85,750         343,000
                              -               -                     0         100,000                  0       1,435,000
Raymond H. Keller             -               -                25,000           6,250            543,750         135,938
                              -               -                18,750          12,500            332,813         221,875
                              -               -                     0          18,750                  0         269,062
----------

(1) The closing bid price for the Company's Common Stock on the Nasdaq National Market on December 31, 1997, the last trading day of the fiscal year, was $29.75 per share.

Pension Plan


         The Company has in effect a Supplemental Executive Retirement Plan ("SERP") for certain key executives. The SERP is designed to supplement the Company's Nonunion Salaried and Hourly Employees 401(k) Savings Plan and primary Social Security benefits. Under the SERP, participating key executives who retire at or after the age of 55 and have participated in the SERP for at least 10 years are provided monthly benefits payable over a period of 180 months after retirement. The benefits are based on discretionary annual contributions made by the Company. Such contributions represent a percent of the participants' annual compensation, which percent is determined annually by the Company. Of the Named Executive Officers of the Company, Messrs. Wheeler and Keller each participate in the SERP and their respective estimated annual benefits payable upon normal retirement are approximately $184,942 and $81,808, respectively.


Compensation of Directors

         Directors who are not executive officers of the Company receive annual compensation of $9,600, payable monthly, plus $500 for each board or committee meeting attended in person and $250 for each telephonic board meeting. Additionally, pursuant to the Company's 1993 Directors' Stock Option Plan (the "Plan") each non-employee director of the Company is awarded a stock option covering 10,000 shares of Common Stock on the date of his or her first election as a director. The exercise price of all options granted under the Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable in equal installments over a five year period starting with the first anniversary of grant. No options were awarded under the Plan during the year ended December 31, 1997.

Change in Control Severance Benefit Plan


         The Company has entered into severance agreements (the "Severance Agreements") with Robert R. Wheeler and Raymond H. Keller (collectively the "Employees" and each an "Employee"). The Severance Agreements provide that if within twenty-four months following a Change in Control, the Employee's employment is terminated for any reason, or if there is a material adverse change (as defined therein) that entitles Employee to treat such change as a termination, Employee shall be entitled to receive severance pay at an annual rate equal to (i) his basic salary at the annual rate in effect immediately prior to any such Change in Control (or, if higher, immediately prior to such termination), plus (ii) the highest amount of bonus or incentive compensation paid or payable in cash or stock (valued as of the date of such bonus) to Employee (irrespective of any decision to defer any payment with respect thereto) for any one of the three calendar years prior to such Change in Control (or, if higher, immediately prior to such termination), such severance pay to be paid for the twenty-four month period following such termination in the same manner as Employee's basic salary was paid immediately prior to such termination and to be subject to appropriate tax withholding. The Company is obligated to provide the Employee with coverage under the Company's group health plans or substantially similar plans for a period of twenty-four months from the date of termination, unless Employee elects to be paid the value of such benefits in cash.

         Within thirty (30) days following a Change in Control, regardless of whether an Employee's employment has been terminated, the Employee will be paid 20% of his basic salary immediately prior to the Change in Control. Payment of such amount shall be considered severance pay in consideration of past services during a period while any such Change in Control is pending and thereafter and is not to be reduced by compensation or income received by Employee from any other employment or other source.

         A Change in Control is generally defined to include (i) certain changes in the majority membership of the Board of Directors; (ii) the Company ceasing to be a publicly-owned corporation having at least 500 stockholders; (iii) an event required to be reported as a Change in Control in certain filings with the Securities and Exchange Commission; (iv) certain situations in which the Company executes an agreement of acquisition, merger or consolidation with respect to substantially all of the business and/or assets of the Company; and (v) certain acquisitions of securities representing 25% or more of votes that could be cast for election of the Company's Board of Directors.

Certain Relationships and Related Transactions

         During fiscal 1997, the Company paid fees of 50,000 shares of its Common Stock to an entity affiliated with Mr. Papitto in connection with acquisitions completed by the Company.

Performance Graph

         The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return on the Nasdaq National Market - US Index and the Standard & Poors ("S&P") Electrical Equipment Index from December 16, 1993, the date the Company's Common Stock began to trade publicly, through December 31, 1997, the last trading day of fiscal 1997. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the respective indices on December 16, 1993 (including reinvestment of dividends).



--------------------------------------------------------------------------------------------
                                  12/16/93  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
--------------------------------------------------------------------------------------------
AFC CABLE SYSTEMS, INC.             100        94       145       138       239       372
NASDAQ STOCK MARKET - US INDEX      100       103       101       142       175       215
S&P ELECTRICAL EQUIPMENT INDEX      100       101       100       136       181       250
--------------------------------------------------------------------------------------------



         The stock prices on the Performance Graph are not necessarily indicative of future stock price performance. Each of the Report of the Compensation Committee of the Board of Directors and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Such persons are required by regulations of the Securities Exchange Act of 1934 to furnish the Company with copies of all
Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company with respect to fiscal 1997, or written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with.

                                   Item No. 2


                     APPROVAL OF 1998 EQUITY INCENTIVE PLAN

         On April 1, 1998, the Board of Directors approved, subject to stockholder approval, the 1998 Equity Incentive Plan (the "Plan"), and the issuance of 600,000 shares of Common Stock pursuant to awards thereunder.

         The purpose of the Plan is to advance the interests of the Company and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries, and to reward participants for such contributions, through ownership of shares of Common Stock (the "Stock") of the Company and cash incentives. The Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock or deferred stock, or performance awards, or combinations thereof, all as more fully described below.

General

         The Plan will be administered by a committee of the Board of Directors designated for such purposes, consisting of at least two directors (the "Committee"). During such times as the Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Committee will be "non-employee directors" within the meaning of Rule 16b-3 promulgated under the 1934 Act and "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Plan, the Committee may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and performance awards (in cash or stock), or combinations thereof, and may waive the terms and conditions of any award. A total of 600,000 shares of Stock are reserved for issuance under the Plan. Employees of the Company and its subsidiaries and other persons or entities who are in a position to make a significant contribution to the success of the Company are eligible to receive awards under the Plan.

         Section 162(m) of the Code places annual limitations on the deductibility by public companies of compensation in excess of $1,000,000 paid to each of the chief executive officer and the other four most highly compensated officers, unless, among other things, the compensation is performance-based. For compensation attributable to stock options and stock appreciation rights to qualify as performance-based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the Company's stockholders. To comply with these requirements, the Plan provides that the maximum number of shares as to which awards may be granted to any participant in any one calendar year is 250,000, and the Plan is being submitted for stockholder approval.

         Stock Options. The exercise price of an incentive stock option ("ISO") granted under the Plan or an option intended to qualify as performance-based compensation under Section 162(m) of the Code shall not be less than 100% of the fair market value of the Stock at the time of grant. The exercise price of a non-ISO granted under the Plan is determined by the Committee. Options granted under the Plan will expire and terminate 10 years from the date of grant. The exercise price may be paid in cash or by check, bank draft or money order payable to the order of the Company. Subject to certain additional limitations, the Committee may also permit the exercise price to be paid by tendering shares of Stock, by delivery to the Company an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or a combination of the foregoing.

         Stock Appreciation Rights (SARs). Stock appreciation rights ("SARs") may be granted either alone or in tandem with stock option grants. Each SAR entitles the holder on exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation in the fair market value of a share of Stock. SARs may be based solely on appreciation in the fair market value of Stock or on a comparison of such appreciation with some other measure of market growth. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

         Stock Awards; Deferred Stock. The Plan provides for awards of nontransferable shares of restricted Stock subject to forfeiture ("Restricted Stock"), as well as unrestricted shares of Stock. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period and the satisfaction of any other conditions or restrictions established by the Committee. Except as the Committee may otherwise determine, if a participant dies or ceases to be an employee or ceases to continue the consulting or other similar relationship engaged in by such participant with the Company for any reason during the restricted period, the Company may purchase the shares of Restricted Stock subject to certain restrictions and conditions. Other awards under the Plan may also be settled with Restricted Stock. The Plan also provides for deferred grants entitling the recipient to receive shares of Stock in the future at such times and on such conditions as the Committee may specify.

         Performance Awards. The Plan provides for performance awards entitling the recipient to receive cash or Stock following the attainment of performance goals determined by the Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Plan. In the case of any performance award intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code (an "Exempt Award"), the Committee will in writing pre-establish specific performance goals that are based upon any one or more operational, result or event-specific goals. The maximum Exempt Award payable to an individual in respect of any performance goal for any year cannot exceed $2,500,000. Payment of performance awards based upon a performance goal for calendar years 2004 and thereafter is conditioned upon re-approval by the stockholders of the Company no later than the first meeting of stockholders in 2003.

         Termination. Except as otherwise provided by the Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). Options and

SARs not exercisable at a participant's death terminate. Outstanding awards of Restricted Stock must be transferred to the Company upon a participant's death, and deferred stock grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be terminated unless otherwise provided. In the case of termination for reasons other than death, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less), shares of Restricted Stock must be sold to the Company, and other awards terminate, except as otherwise provided.

         In the case of certain mergers, consolidations or other transactions in which the Company is acquired or is liquidated, all outstanding awards will terminate. The Committee may, however, in its discretion cause unvested awards to vest or become exercisable, remove performance or other conditions on the exercise of or vested right to an award, or in certain circumstances provide for replacement awards.

         Amendment. The Committee may amend the Plan or any outstanding award at any time, provided that no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code.

New Plan Benefit

         The future benefits or amounts that would be received under the Plan by the executive officers, the non-executive officer directors and the non-executive officer employees are discretionary and are therefore not determinable at this time.

Federal Tax Effects

         The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

         Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

         Nonstatutory (Non-ISO) Options. In general, in the case of a non-ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

         In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-ISO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

         Under the so-called "golden parachute" provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

                                   Item No. 3


     APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO
       INCREASE THE AUTHORIZED COMMON STOCK FROM 15,000,000 TO 50,000,000

         On April 1, 1998 the Board of Directors voted, subject to approval by the stockholders, to amend Article IV of the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock, par value $.01 per share, from 15,000,000 to 50,000,000 (the "Amendment").

         On April 6, 1998, the Company had 11,463,972 shares of Common Stock outstanding, 1,590,869 shares of Common Stock reserved for issuance upon exercise of outstanding stock options or for future awards under its equity incentive plans and 625,000 shares of Common Stock reserved for future grants under qualified employee savings plans. The Company currently does not have any plans, commitments or understandings with respect to the issuance of the additional shares of Common Stock being authorized hereby. The Board of Directors believes that it is desirable to have available a substantial number of authorized but unissued shares of Common Stock which may be issued from time to time, without further action by the stockholders, to provide for stock splits or stock dividends, stock options and other equity incentives, to be able to take advantage of acquisition opportunities, to meet future capital needs, and for other general corporate purposes.

         Any issuance of additional shares of Common Stock would have the effect of reducing the percentage voting interests of previously outstanding Common Stock. Shares of authorized but unissued Common Stock may be issued from time to time by the Board of Directors without further stockholder action unless such action is required by the law of the State of Delaware, under which the Company is incorporated, the Company's Certificate of Incorporation, or the rules of the Nasdaq National Market System ("Nasdaq"). Nasdaq currently has a qualification requirement, the effect of which is to require that a listed company obtain prior stockholder approval when issuing shares of authorized but unissued Common Stock in certain transactions in an amount greater than 20% of its then outstanding Common Stock.

         In addition to the foregoing uses for authorized but unissued stock, additional authorized but unissued shares of Common Stock might be used in the context of a defense against or response to possible or threatened hostile takeovers.

         The holders of Common Stock do not have preemptive rights to subscribe to shares of Common Stock or other securities issued by the Company. The issuance of additional authorized shares of Common Stock may dilute the voting power and equity interest of present stockholders. It is not possible to predict in advance whether the issuance of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction.

         If the stockholders approve the Amendment, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which is expected to take place promptly after the stockholders' meeting. The Amendment does not alter or change the powers, preferences, or special rights of the holders of shares of Common Stock or any other class of stock.

                                  AUDIT MATTERS
         Ernst & Young LLP has been selected to audit the financial statements of the Company for the fiscal year ending December 31, 1998, and to report the results of their examination.

         A representative of Ernst & Young LLP is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS
         Proposals of stockholders submitted for consideration at the Annual Meeting of Stockholders in 1999 must be received by the Company no later than January 4, 1999.

                                 OTHER BUSINESS
         The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.


                                   FORM 10-K
         A copy of AFC's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: AFC Cable Systems, Inc., ATTN: Virginia Johnson, Assistant Secretary, 50 Kennedy Plaza, Suite 1250, Providence, Rhode Island 02903 (Telephone (401) 453-2000).

                                  DETACH HERE

                                     PROXY

                 ANNUAL MEETING OF AFC CABLE SYSTEMS, INC.
                                  MAY 27, 1998


   The undersigned hereby constitutes and appoints Ralph R. Papitto and Raymond H. Keller, or either of them individually, with power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of AFC Cable Systems, Inc. to be held on May 27, 1998 at the Biltmore Grand Heritage Hotel, Kennedy Plaza, Providence, Rhode Island 02903, at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock, par value $.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of the nominees for director, IN FAVOR of the 1998 Equity Incentive Plan, IN FAVOR of the Amendment to the Restated Certificate of Incorporation to increase the authorized Common Stock, and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournments thereof.

/ SEE REVERSE SIDE /
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
/ SEE REVERSE SIDE/

                                  DETACH HERE


/ X / Please mark votes as in this example

PLEASE DO NOT FOLD THIS PROXY.

1. Election of Directors
   The undersigned hereby grants authority to elect the following nominees: Robert R. Wheeler and Anthony J. Santoro

    FOR / /     Withheld / /

/ / _____________________________________
    For all nominees except as noted above

                                                        FOR  AGAINST  ABSTAIN
2. Adoption of the 1998 Equity Incentive Plan           / /     / /     / /

3. Amendment to the Restated Certificate of
   Incorporation to increase the authorized
   Common Stock                                         / /     / /     / /

4. In their discretion, the proxies are
   authorized to vote upon such other business
   as may properly come before the Meeting.             / /     / /     / /

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.

Signature:________________ Date:_______ Signature:________________ Date:_______

                                   [AFC LOGO]

                                       AFC
                                  CABLE SYSTEMS

                                      1997
                                     ANNUAL
                                     REPORT

                                       AFC
                                  WE'RE WIRING
                                     AMERICA

Public buildings nationwide benefit from the money-saving and labor-saving products of AFC Cable Systems, Inc. Founded in 1926, the company manufactures and sells modular wiring systems, armored cable, flexible metal conduit, fittings, and other electrical and communications products. AFC Cable Systems' products are used in new construction and renovation of office towers, factories, hospitals, hotels, and other facilities. These products route power, voice, and data to computer systems, office and industrial workstations, scientific and medical instruments, and electronic point-of-sale terminals, among other equipment.


[Illustration of AC, MC and specialty metal clad cables.]

                                       (1)
                                  GEORGIA DOME
                                   Atlanta, GA

                                       (2)
                                 ST. LOUIS UNION
                                     STATION
                                  St. Louis, MO

                                       (3)
                                 TRINITY TOWERS
                                San Francisco, CA

                                       (4)
                                 TRINITY CHURCH
                                   Newport, RI

                                       (5)
                                  SAN BERNADINO
                                 MEDICAL CENTER
                                San Bernadino, CA

                                       (6)
                                    MGM GRAND
                                 HOTEL & CASINO
                                  Las Vegas, NV

                                       (7)
                                  ENERGY CENTER
                                 New Orleans, LA

                                       (8)
                                 TEXAS COMMERCE
                                   BANK TOWER
                                   Dallas, TX

                                       (9)
                                 THE WORLD TRADE
                                     CENTER
                                  New York, NY


[Illustration of current advertising campaign depicting buildings from across the U.S. using armored cable.]

                                      (10)
                                  ELLIS ISLAND
                                VISITOR'S CENTER
                                  New York, NY

                                      (11)
                                  NORWEST BANKS
                                   Denver, CO

                                      (12)
                                 LIBERTY CENTER
                                 Pittsburgh, PA

                                      (13)
                                  NATIONS BANK
                                   Atlanta, GA

                                      (14)
                                  COLUMBIA SEA
                                  FIRST CENTER
                                   Seattle, WA

                                      (15)
                                  ONE ATLANTIC
                                     CENTER
                                   Atlanta, GA

                                      (16)
                                   ROWES WHARF
                                   Boston, MA

                                      (17)
                                   FLEET BANK
                                 Providence, RI

                                      (18)
                                  CONSTITUTION
                                      HALL
                                 Washington, DC

        ANNUAL SALES
  (in millions of dollars)
   93           94          95          96          97
   --           --          --          --          --
 $89.9        $114.4      $139.5      $161.9      $220.3

To Our Shareholders

1997 was another record year for AFC Cable Systems; sales outpaced the industry, and profits outpaced sales. Revenues increased 36.1% to a record $220,264,000 and net income gained 59.2% to $18,239,000, also a record.

   Historically, our sales have grown at a faster rate than both the nation's economy and commercial construction. This was true again in 1997. This uninterrupted growth has increased the value of our shareholders' investment in the company. In 1993, sales were less than $90 million and pro forma net income was just over $3.5 million, and we took the company public at $10 per share. At the close of 1997, sales were about 2.5 times the 1993 level and net income had increased more than five times, and our common stock was selling at $29.75 per share, after a 5-for-4 stock split. To put this in perspective, an investment of $1,000 in AFC stock in 1993 was valued at $3,719 at the end of 1997, a return of 272% over the time period.

   We achieved this growth in sales and profits in 1997 by careful attention to sound business practices. This included: increasing market acceptance of our core products (armored cable and flexible conduit); continued introduction of high-margin, specialized cables; improved customer service; acquisition of niche-market, complementary products; and increased manufacturing capacity to meet customer demand.

----------------------------------------
Increased acceptance of core products
----------------------------------------

   In 1997, we continued to expand the market for armored cable through our own marketing efforts and in cooperation with the National Armored Cable Manufacturers Association. We were successful in securing electrical code approval for armored cable in Springfield, Ill., South Lake Tahoe, Calif., Charleston County, S.C., and Abilene, Lubbock, and San Angelo, Texas. One challenge to enlarging the market for armored cable is that electricians and contractors, from the outset of their careers, learn the traditional pipe-and-wire approach. So, in 1997, we launched an education program designed to enable instructors in union apprentice programs, community colleges, and vocational high schools to teach armored-cable installation. We plan to expand this effort in 1998.

   We have increased sales and profits by continuing to introduce specialty armored cable. In 1997, we launched armored communication cable. With the proliferation of

--------------------------------------------------------------------------------
----------------------------------------
AFC CABLE SYSTEMS, INC.
----------------------------------------

Measure of Performance                  1997      1996*
----------------------                  ----      ----
Average after-tax return on
shareholder equity                      17.8%     17.3%
--------------------------------------------------------------------------------

Year end book value per share          $10.47     $7.79
--------------------------------------------------------------------------------

Year end cash & securities per share   $3.68      $3.36
--------------------------------------------------------------------------------

Interest coverage                      45.3x      24.1x
--------------------------------------------------------------------------------

Debt/Equity ratio at year end            8%        8%
--------------------------------------------------------------------------------

* 1996 per share data restated for the 5-4 stock split distributed on October
20, 1997.
--------------------------------------------------------------------------------

computer workstations and the need to upgrade existing premise wiring, there is a strong demand for data communication cable. We also acquired manufacturers of niche-market, specialty products that complement and extend our lines. Three early 1997 acquisitions--B&B Electronics, Area Lighting Research, and Madison Equipment--exceeded their 1997 earnings goals. Late in the year, we also made a fourth acquisition: Federal Hose Manufacturing, a producer of flexible metal, plastic, and fabric conduit for diverse applications.

   New products--both developed internally and added by acquisition--have been, and will continue to be, an important ingredient of our success. They not only contribute to sales and profits, but also make us an increasingly important source to our customers.

----------------------------------------
Meeting increased market demand
----------------------------------------

   We are committed to excellent customer service and are investing in human and capital resources to back that up. We added production equipment according to our five-year capacity plan, financing it with operating profits and a secondary stock offering. This will enable us to meet surges in demand more cost-effectively and to maintain the high level of service our customers require. We also hired the company's first Chief Technology Officer to ensure that our functional managers have the information and systems to manage the company. In addition, we strengthened our sales and marketing team with a Manager of National Accounts and additional Regional Sales Managers who will train, motivate, and lead the independent sales agents in their territories.

----------------------------------------
The year ahead
----------------------------------------

   We benefited from a strong North American economy in 1997, which fueled commercial construction nationwide. The fundamentals look positive for 1998, but AFC Cable Systems has grown in strong economies and weak ones. We enter 1998 confident that we can continue to capitalize on economic growth as long as it endures, and, in the case of a downturn, outperform the economy to extend our record of steady growth.


/s/ Ralph R. Papitto          /s/ Robert R. Wheeler

Ralph R. Papitto              Robert R. Wheeler
Chairman                      President

     ANNUAL NET PROFIT*
  (in millions of dollars)


  93       94       95        96        97
 ----     ----     ----     -----     -----
 $3.6     $6.2     $8.1     $11.5     $18.2


     ANNUAL DILUTED
  EARNINGS PER SHARE*+
      (in dollars)


  93       94       95        96        97
 ----     ----     ----     -----     -----
 $.54     $.90     $.90     $1.23     $1.66


*1993 net profit and earnings per share are based on pro forma results.

+ Earnings per share for years 1993 through 1996 have been restated for the 5-for-4 stock split distributed on October 20, 1997 and for the adoption of FAS 128, "Earnings Per Share".

Although net profit increased 31% from 1994 to 1995 and 59% from 1996 to 1997, earnings per share did not increase proportionately because additional stock offerings were made in 1995 and 1997 resulting in increases in average shares outstanding in those years.

Modern Office Towers

   American Stores Corporation's new corporate headquarters in Salt Lake City, Utah, required high-quality construction accomplished quickly. AFC MC-Lite(R) and Red Fire Alarm/Control Cable(TM) (FACC) helped the electrical contractor deliver both.

   American Stores owns 1,700 grocery and drug stores and health-services operations nationally. The company is building a 24-story office tower with ceilings five feet higher than the 10-foot standard in the region, according to Jim Overright of Cache Valley Electric, the electrical contractor.

   "During our initial review of the design and construction schedule, it was apparent that conventional pipe-and-wire installation (bending, fitting, pulling) in the high, crowded ceiling spaces would be a nightmare," Overright said. "Armored MC cable simplified coordination issues with other trades and allowed much greater flexibility of installation details and sequence. This yields a considerable competitive advantage."

   In addition, the office design specified hundreds of workstations requiring power, light, and communication. Overright said, "the flexible, pre-wired cable enabled Cache Valley Electric to complete the hundreds of required furniture feeds on time.

   "American Stores was my first experience with flexible, factory-wired, armored cable," said Overright, "but I'm impressed. The time savings that were so crucial on this job made a believer out of me."

                                                      MC-LITE(R) CABLE, FITTINGS
                                                                  AND CONNECTORS
                                        MC-Lite(R) cable is also used in retail,
                                          industrial, and multi-unit residential
                                     buildings. It consists of two or more solid
                                      or stranded copper conductors protected by
                                         lightweight, flexible aluminum conduit.
                                               Increasingly, contractors install
                                        MC-Lite (left), Jacketed MC (right), and
                                                 other armored cables with quick
                                           snap-in fittings manufactured by AFC.

(ILLUSTRATION OF MC-LITE CABLE)

(ILLUSTRATION OF JACKETED MC CABLE)

[Picture of building owner and project foreman inspecting office building under construction.]

Health Care Facilities

   Schedule impact was the biggest factor in selection of more than 900,000 feet of green Health Care Facilities (HCF) Cable from AFC for the third-largest construction contract in California in 1997--the $170 million, 216-bed Valley Children's Hospital in Madera.

   Armored cable also reduced total installed wiring cost, said Monty Clifton of Rex Moore Electrical Contractors & Engineers, Sacramento. Clifton found his crews could install armored cable in much less time than required by rigid conduit with conductors (wires) pulled through.

   The contractor specified cable clad in flexible steel, rather than aluminum, for strength and protection. Once installed, the aluminum protection is more than sufficient, Clifton explained. But, he said that if someone rolls a cart over the cable during installation, or if the facility manager moves cable during expansion or renovation, the steel provides superior protection.

   "The advantages of armored cable are just being explored," Clifton said. "With its time and money savings, use of this alternative to rigid conduit-and-wire is bound to expand."

                  SPECIALTY CABLE FOR HOSPITALS AND OTHER HEALTH CARE FACILITIES
                                        Green Health Care Facilities (HCF) Cable
                                            is designed for a variety of uses in
                                              hospitals, nursing homes, clinics,
                                                     and medical/dental offices.
                                            Its green armor makes identification
                                                  easy, reducing costly mistakes
                                            at the distributor and in the field.

(ILLUSTRATION OF GREEN HEALTH CARE FACILITIES (HCF) CABLE)

[Picture of doctor attending patient receiving MRI.]

Schools

   Student safety and historic preservation of the Fairhaven, Mass., High School, built in 1906, led the electrical contractor on an addition and renovation project to select red Fire Alarm/Control Cable(TM) (FACC) from AFC.

   The $19.4 million project called for new classrooms, laboratories, offices, a gymnasium, and expanded athletic fields, while preserving what officials called the "19th century architectural dignity" of the building.

   Roger Story of I.B.E.W. Local 223, Dykeman Electric's project foreman, said the job was difficult because they had to preserve a nearly century-old structure.

   "This type of renovation is faster and easier with armored cable because you just pull it through, make the connection, and you're done," Story said. AFC's FACC is color-coded with a red stripe for easy identification that eliminates costly errors in the warehouse and the field.

   At the Ecker Hill Middle School in Park City, Utah, the electrical contractor's challenge was cost control. TEC Electric Company, Logan, Utah, answered the demand for "value engineering" with a $30,000 labor savings by installing metal-clad cable rather than its customary conduit-and-wire approach.

   "By wide measure, the most significant electrical savings on the school was use of metal-clad cable," said Theo Thomson, president, TEC Electric.

                                                                PLENUM-RATED RED
                                                    FIRE ALARM/CONTROL CABLE(TM)
                                                  Fire-resistant, low-smoke FACC
                                   features red striping that makes it stand out
                                    at the distributor warehouse, on site during
                                           construction, and after installation,
                                                  eliminating confusion from the
                                                 day it is shipped to the day it
                                                is called on to convey an alarm.
                                         This specialty cable is ideal for smoke
                                                detectors, pull stations, bells,
                                           horns, whistles, fire control panels,
                                                      and other safety circuits.

(ILLUSTRATION OF RED FIRE ALARM/CONTROL CABLE)

[Picture of students conducting research in high school library.]

Colleges

   For the Kline Hall of Science at Messiah College, Grantham, Pa., contractor John Fullerton had to install communications wiring throughout a 20 year-old, four-story, 65,000 square-foot building, where the space above the drop ceilings was crammed with vacuum, gas, and water lines; supply and return ducts; and other utilities for labs and classrooms. There were no cable trays and no room to install them. The solution was a modular zone wiring system from AFC's America Cable Systems Division.

   This task was part of the creation of an intranet--an internal computer network--spanning the 360-acre campus and linking all buildings. Only the science building presented this particular challenge.

   "We had to figure out how to get thousands of feet of copper wire from the telecommunications closet on the first floor up to all of the floors where it needed to be," said John Holmes, Messiah College director of physical plant. "Everyone agreed that America Cable Systems offered the best solution. All we had to do was plug the cable into the zone box in the ceiling, run the cable down to the service locations, and come out where we wanted outlets.

   "This also turned out to be least expensive, could be done very rapidly, and offered capacity for future use at no additional charge," Holmes said. "Now that the decision has been made to build an addition to Kline Hall, we have all the wiring capacity we need."

                                           MODULAR ZONE WIRING SYSTEMS
                                      Cables, zone wiring boxes, and the
                                             connectors that link them are
                        manufactured, assembled, and tested in America Cable
                 Systems' factory, then shipped to the construction-renovation site in plug-together modules.

(ILLUSTRATION OF MODULAR ZONE WIRING SYSTEM)

[Picture of students studying in college library.]

Hotels

   Armored Data Com Cable for communications is one of several AFC products that helped Everman Electric wire the 32-story Imperial Palace Hotel, adjacent to a three-story floating casino on Biloxi, Mississippi's back bay.

   "Flexible, factory-armored cable cut labor costs by at least 50%," said Tyrone Everman, "because it eliminated the need to measure, bend, cut, and install rigid conduit to protect the data and power circuits.

   "Even when you factor in a higher purchase price for armored cable, we saved tens of thousands of dollars in total installed wiring costs," he said.

   The Imperial Palace Hotel is the tallest building in Mississippi, with 1,067 rooms and more than 20,000 square feet of meeting and convention facilities, a movie theater complex, health and fitness spa, specialty restaurants and lounges, and a swimming pool atop the 12-story parking facility.

   Everman installed 400,000 feet of Data Com Cable, along with 85,000 feet of power cable, and more than 20,000 feet of Fire Alarm/Control Cable,(TM) color-coded red for easy installation and identification.

   Two types of Data Com Cable were used on this job, one for the cable television service in each guest room and the other for telephones in the casino and rooms.

   Armored cable has proved itself over the decades as a superior wiring method for power. With facilities like the Imperial Palace Hotel, armored cable has now demonstrated the same capability for data communications wiring.

                                                       DATA COMMUNICATIONS CABLE
                                                              AFC Data Com Cable
                                                                 brings the same
                                                 advantages and user benefits to
                                                   communications cable that the
                               company's traditional products bring to conveying
                                          power: quick and easy installation and
                                                             protective steel or
                                                              aluminum cladding.

(ILLUSTRATION OF DATA COMMUNICATIONS CABLE)

[Picture of customers checking in to hotel.]

1997 Financial Review
--------------------------------------------------------------------------------
AFC CABLE SYSTEMS, INC.
--------------------------------------------------------------------------------

FORM 10-K

PART ONE ITEM 1        BUSINESS ..........................................   11

PART ONE ITEM 2        PROPERTIES ........................................   17

PART ONE ITEM 3        LEGAL PROCEEDINGS .................................   18

PART ONE ITEM 4 A      EXECUTIVE OFFICERS OF THE REGISTRANT ..............   19

PART TWO ITEM 5        MARKET FOR THE REGISTRANT'S COMMON EQUITY
                       AND RELATED STOCKHOLDER MATTERS ...................   20

PART TWO ITEM 6        SELECTED FINANCIAL DATA ...........................   21

PART TWO ITEM 7        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF OPERATIONS .....   22

PART TWO ITEM 8        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA .......   27

PART TWO ITEM 9        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                       ON ACCOUNTING AND FINANCIAL DISCLOSURE ............   46

PART FOUR ITEM 14      EXHIBITS, FINANCIAL STATEMENT SCHEDULES
                       AND REPORTS ON FORM 8-K ...........................   47

PART FOUR ITEM 14[d]   FINANCIAL STATEMENT SCHEDULE ......................   48



                                                              FINANCIAL REVIEW 9

                       SECURITIES AND EXCHANGE COMMISSION

                                 Washington D.C.


                                    FORM 10-K


            [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934 (the "Act")

                   For the fiscal year ended December 31, 1997

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  For the transition period from______ to_____

                         Commission File Number 0-23070

                             AFC Cable Systems, Inc.
             (Exact name of registrant as specified in its charter)

                 Delaware                                 95-1517994
      (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                  Identification No.)

      50 Kennedy Plaza, Suite 1250,                          02903
         Providence, Rhode Island                         (Zip Code)
 (Address of principal executive offices)

       Registrant's telephone number, including area code: (401) 453-2000

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:

                  Title of Class: Common Stock ($.01 Par Value)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No[ ].

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the registrant's voting stock held by non-affiliates was approximately $356,391,160 on March 26, 1998, based on the closing sales price of the registrant's common stock, $.01 par value (the "Common Stock"), as reported on the Nasdaq National Market System as of such date.

The number of shares of the registrant's Common Stock outstanding as of March 26, 1998 was 11,408,253 shares.


                           Documents Incorporated by Reference

Proxy Statement to be filed with the Securities and Exchange Commission in connection with the 1998 Annual Meeting of Stockholders is incorporated herein by reference (in Part III).

10 FINANCIAL REVIEW

--------------------------------------------------------------------------------
PART ONE    ITEM ONE     BUSINESS
--------------------------------------------------------------------------------

General

AFC Cable Systems, Inc. ("AFC" or the "Company") is a designer, manufacturer and supplier of electrical, voice and data distribution products used primarily in the construction and modernization of non-residential buildings. The Company's products include prewired armored cable, flexible conduit, modular wiring systems, electrical fittings and specialty coated metals. The Company believes its products offer a total installed cost advantage over traditional, labor intensive wiring methods by eliminating on-site installation time and labor costs associated with bending, connecting and pulling wire through metal pipe. The Company is the leading manufacturer of prewired armored cable in the United States, with approximately 45% of the sales in the domestic armored cable market based upon Company estimates.

The Company, through acquisitions made during 1997, also manufactures and distributes photo controls for the lighting control and fixture industries, electronic interfaces and connectors that facilitate data communications, and flexible hoses, ducting and connections for diverse applications.

In order to penetrate higher margin, specialty application niche markets, the Company has focused on the creation of proprietary value-added products which utilize the Company's design and engineering expertise and various technologies. These products include color-coded cables used for fire alarm systems and health care facilities. In addition, the Company offers premise wiring systems, including The Intelligent Floor(R) and The Intelligent Ceiling(R), designed for the modern workstation environment. These premise wiring systems are custom engineered and pre-assembled by the Company for modular installation and have the ability to supply the voice, data and electrical requirements throughout an entire facility.

AFC sells its products principally to leading distributors of electrical products and actively targets do-it-yourself ("DIY") customers and original equipment manufacturers ("OEMs"). In an effort to include its products in preferred project specifications, the Company educates electrical contractors and inspectors, construction consultants and architects regarding the technological advantages, compatibility and cost savings of the Company's products. AFC distributes its products from its eighteen manufacturing, warehouse and distribution facilities located throughout the country using its own trucking fleet as well as other carriers and from sales representatives that carry inventory on consignment.

The Company's products can be separated into two broad categories: armored cable, flexible conduit, specialty cables, electrical fittings and specialty coated metals, all manufactured by the Wire and Cable Division, and flexible and premise wiring systems and related products manufactured by the America Cable Systems Division. The divisions are vertically integrated in that many of the products manufactured in the America Cable Systems Division utilize components, including cable remnants, produced in the Wire and Cable Division. Also included in the Wire and Cable Division are flexible metal, fabric and plastic hoses, ducting and connectors manufactured by Federal Hose Manufacturing, Inc., and electrical fittings sold by Madison Equipment Company, Inc., both of which were acquired by the Company in 1997. Also included in the America Cable Systems Division are electronic interfaces and connectors manufactured by B&B Electronics Manufacturing Company, Inc., and photo controls and electrical devices for the lighting control and fixture industries manufactured by Area Lighting Research, Inc., both of which were also acquired in 1997.

The Company's executive offices are located at 50 Kennedy Plaza, Suite 1250, Providence, Rhode Island 02903, and its telephone number is (401) 453-2000.

Products

Wire and Cable Division

Wire and Cable Division products are utilized for construction (both new and reconstruction, renovation and tenant improvement projects) of offices, commercial buildings, industrial plants, shopping centers, multifamily dwellings, hotels and health care, educational and recreational facilities. Wire and Cable Division products consist primarily of armored cable, flexible conduit, specialty cables, electrical fittings and connectors and specialty processed metals and accounted for $181.0 million, or 82.2%, and $144.3 million, or 89.1%, of the Company's net sales for the years ended December 31, 1997 and 1996, respectively. The Company is the leading manufacturer of armored cable in the United States, with approximately 45% of the domestic market based on current Company estimates. Wire and Cable Division products have been listed and labeled where required in accordance with Underwriters Laboratories ("UL") standards and comply with the National Electrical Code ("NEC"). Wire and Cable Division products also meet the standards of the Canadian Standards Association ("CSA") where required. See "Quality Assurance."


                                                             FINANCIAL REVIEW 11

Products manufactured by the Wire and Cable Division include the following:

Armored Cable is armor sheathed electrical cable that provides a versatile and economical alternative to traditional pipe and wire. Fully preassembled and tested, armored cable features excellent mechanical protection, consistent color coding and a cost effective electrical installation. Armored cable products are available in steel or aluminum sheathing. Aluminum sheathed armored cable, which reduces a product's weight by 30%, has gained wide customer acceptance over recent years due to ease of preparation and installation and resulting cost savings.

    --METAL-CLAD (MC) CABLE is a single, steel clad assembly used for power, lighting, control and signal circuits. MC has an internal insulated solid copper ground wire for sensitive applications, including places of public assembly such as convention halls and auditoriums. MC is available in a lighter weight aluminum version, MC Lite.

    --MC-90 is 90(0) rated for branch circuits and feeders in commercial, multi-unit residential and industrial applications and for hard wiring fixtures and other high temperature applications. Designed for higher thermal capability, AC-90 provides more usable power per conductor size. AC-90 Lite is the line's lighter weight aluminum version.

Specialty Cable products are specialized applications of the Company's armored cable designed to meet a particular niche of the commercial construction industry.

    --HCF-90 is AC-90 cable that features a fully insulated ground wire providing dual path grounding for branch circuits and feeders where a dedicated ground is required. This product is designed primarily for health care facilities and has a process-patented green striped armor designed to enhance ease of installation and identification. HCF-90 is available in a lighter weight aluminum version, HCF-90 Lite.

    --FIRE ALARM/CONTROL CABLE is MC Cable that features a process-patented red striped armor that is designed to enhance identification by fire inspectors and prevent accidental disabling of fire security systems.

    --SUPER NEUTRAL CABLE is MC Cable containing an oversized neutral conductor for use in electrical systems in which nonlinear switching loads produce additive, third order harmonic currents which may overload standard size neutral conductors. Typical applications include computer systems, business equipment, variable speed drives, electronic discharge lighting and other switching mode power supplies.

    --JACKETED MC CABLE is MC Cable with an added polyvinyl chloride ("PVC") jacket designed for maximum physical circuit protection and identification, and is utilized for installations in wet locations, soil and concrete.

    --HOME RUN CABLE is MC Cable that is designed to hold a 6, 8, 12 or 16 wire insulated conductor assembly inside galvanized steel armor.

    --OPTICAL FIBER JACKETED CABLE is MC Cable that features a process patented orange striped armor that is designed for specific control, signaling and data communications applications, such as robotics, video conferencing and local area networkings.

Flexible Conduit is wireless conduit that provides mechanical protection for electrical wiring where flexibility is required. Flexible conduit can be made of steel, aluminum or plastic and is used in a variety of construction applications as an alternative to pipe.

    --REDUCED WALL FLEXIBLE CONDUIT provides the strength and durability of heavy gauge pipe at 40% less weight. It installs easily and is available in sizes from 5/16" to 4" diameter. The Company also offers a Reduced Wall Flexible Aluminum Conduit that provides the strength and durability of steel at one-third the weight.

    --LIQUID-TIGHT FLEXIBLE CONDUIT, which is offered in both metallic and plastic versions, has been designed for use in factories, foundries and assembly plants. It features a flexible conduit covered by a PVC jacket and is resistant to oil, gasoline, salt spray and toxic fumes. It is available in sizes from 3/8" to 4" diameter.

Other products of the Wire and Cable Division include the following:

    --SPECIALTY PROCESSED METAL products have developed as a result of the Company's ability to handle, slit and coil metals and supply galvanized strip steel and various alloys of aluminum oscillate coils to a variety of customers primarily in the petroleum drilling industry.

    --FITTINGS AND CONNECTORS are designed to connect armored cable and conduit to electrical junction boxes and to join multiple types of conduit. These products compliment the Company's AC, MC and Liquid-Tight product lines.

    --FLEXIBLE METAL, FABRIC AND PLASTIC HOSES, DUCTING AND CONNECTORS made for diverse applications including heavy duty vehicles, material handling, and heating and ventilation systems.


12 FINANCIAL REVIEW

America Cable Systems Division

America Cable Systems Division products provide an integrated infrastructure for electrical, voice and data distribution in a modular, plug-in fashion. The products are used primarily in office buildings and retail centers with accessible ceilings and/or accessible floors, and can be reused after retenanting or remodeling. America Cable Systems Division products are completely preassembled for easy on-site installation and are generally accompanied by detailed installation drawings produced by computer aided drafting ("CAD") software. Therefore, these modular wiring products reduce the time of initial installations, as well as the time required to make changes in the office layout during the life of the building. The Company continues to enhance its modular wiring systems used in broader premise wiring markets, which encompass combined voice, data and electrical distribution. America Cable Systems Division products have been listed and labeled where required in accordance with UL and CSA standards and comply with the NEC. See "Quality Assurance." Sales of America Cable Systems Division products were $38.4 million, or 17.5%, and $16.7 million, or 10.3%, of the Company's net sales for the years ended December 31, 1997 and 1996, respectively.

Products manufactured by the America Cable Systems Division include the following:

    --MODULAR WIRING SYSTEMS provide fast and efficient installation for applications such as offices, health care facilities, industrial facilities and educational institutions that require repetitive patterns of branch circuit lighting fixtures and power outlets as well as a high degree of flexibility to meet future needs. The Company estimates that facilities can be completely "fitted out" with an integrated building electrical infrastructure for lighting and power with total installed cost savings of up to 40%.

    --THE INTELLIGENT FLOOR AND THE INTELLIGENT CEILING are modifications to the standard Modular Wiring System. These products provide an integrated modular solution by supplying power distribution and optional voice and data capability from the master distribution box to accessible floor and ceiling modules and are designed primarily for space efficient installation. The Intelligent Floor, which utilizes a patented connector component, is completely modular, providing plug-in access for the modern workstation under a raised floor. The Company believes that raised floor modular wiring applications, such as The Intelligent Floor, significantly reduce electrical related operating costs of office buildings and add to present and resale value. The Intelligent Ceiling incorporates lighting, power, and telecommunication systems through ceiling distribution into a single integrated solution, thereby significantly reducing installation time. The Intelligent Ceiling is particularly effective in retail malls and health care facilities, which traditionally do not employ raised floor systems. The Company has also established strategic alliances with a major national manufacturer of office furniture and a major manufacturer of raised flooring in an effort to expand the number of distribution channels for The Intelligent Ceiling and The Intelligent Floor product offerings.

    --CUSTOM CUTS AND FIXTURE WHIPS provide builders with factory cut branch circuit wiring used to connect convenience power receptacles and lighting fixtures on the job site. Custom Cuts and Fixture Whips significantly reduce installation time for branch circuit power distribution systems.

    --PDQ SYSTEM COMPONENTS enable prefabrication of the entire electrical branch circuit distribution network at the factory and complete system delivery to the job site. PDQ System Components are the electrical devices and support mechanisms to which Custom Cut wiring is attached. Through the development of a patented specialized connector, prewired switches and receptacles already set in electrical boxes can now be plugged together on either end of the Custom Cut cable and from leads extending from the prewired electrical boxes.

    --ELECTRONIC INTERFACES AND CONNECTORS facilitate data acquisition and communications in the computer environment.

    --PHOTO ELECTRIC CONTROLS AND ELECTRICAL DEVICES are used in the lighting control and fixture industries.

    --OTHER CABLE AND LIGHTING PRODUCTS include temporary construction lights, power poles, high bay lighting systems and prenumbered and prebundled conductors.

Marketing

The Company's products are marketed through independent regional sales representatives, including several located outside the United States. Sales representatives do not exclusively market the Company's products. At December 31, 1997, 72 of the Company's domestic representatives maintained product inventories on consignment. The independent sales representatives are trained by the Company through a comprehensive marketing program that includes a wide range of product literature, specification sheets and technical brochures. The Company actively markets its advanced engineering capabilities, including CAD, for custom designed integrated systems to electrical contractors, construction engineers and building contractors. The Company also advertises certain of its product offerings in trade magazines and regularly participates in industry trade shows. The domestic


                                                             FINANCIAL REVIEW 13
sales representatives are serviced by the Company's fleet of trucks and trailers, which provide delivery and scheduled stock replenishment. The Company believes that its internal trucking capability gives it a competitive advantage by providing prompt delivery to its customers.

Commensurate with its strategy of promoting armored cable, flexible wiring and flexible conduit as the preferred alternative to traditional labor intensive pipe and wire installation methods, the Company has specifically focused its marketing efforts at electrical contractors and inspectors, construction consultants, architects and other end users. This marketing strategy is particularly important to the marketing efforts of the America Cable Systems Division as its products are often developed to custom specifications. The Company's in-house telemarketing department and field representatives research pending construction projects in an effort to change project specifications to allow for the use of the Company's prewired armored cable products. The Wire and Cable Division has had particular success with this specification strategy in the area of specialty cable products where competition is relatively limited. The Company expects to continue this marketing strategy as it develops new products for broader premise wiring markets.

Use of certain of the Company's armored cable products is not currently permitted by local building codes in a limited number of municipalities, including Chicago, IL, San Antonio, TX and Toledo, OH. In several instances, the Company has successfully illustrated to municipal building code authorities the benefits and efficiencies of armored cable products over pipe and wire installations, resulting in favorable changes in the particular municipality's building code. For example, during the past three years, several municipalities, including Charleston County, SC, Dade County, FL, Orange County, FL, the city of Springfield, IL, the city of Tampa, FL and Sacramento County, CA, have amended their building codes to approve the use of the Company's metal clad cables. Although the Company expects to continue such efforts, there can be no assurance that it will be successful in influencing other municipalities in adopting similar legislation. The failure to obtain a change in these local codes is not anticipated to have a material adverse effect on the Company's business, operating results or financial condition.

Customers

The Company sells its products primarily to distributors of electrical products for resale to end users. Sales to distributors accounted for approximately 81% and 87% of the Company's net sales during the years ended December 31, 1997 and 1996, respectively. The Company's top ten customers have traditionally accounted for approximately 30% of the Company's gross sales. In addition to sales to distributors, the Company directs significant marketing efforts toward DIY customers. Sales to DIY customers accounted for approximately 6% and 7% of the Company's gross sales for of the years ended December 31, 1997 and 1996, respectively, and were comprised mostly of armored cable and flexible conduit.

Competition

The Company faces competition for many of its core armored cable products and for those products manufactured by the America Cable Systems Division. The Company, however, has experienced less competition with respect to many of its specialty cable products. The Company's competitors include both manufacturers of products similar to those of the Company and producers of alternative electrical, voice and data distribution systems, predominantly pipe and wire. The number and size of the Company's competitors varies depending on the product line. Competition can be generally categorized as either national in scope, with companies that have substantial financial, research and development, manufacturing and marketing resources, or regional in scope, with companies that have more limited product offerings but compete effectively on the basis of price.

The principal competitive factors in all product markets are price, quality, product features, availability, customer support and distribution strength. The relative importance of each of these factors varies depending on the specific product category. As products mature, such as certain of the Company's core armored cable products, competitive forces tend to drive down prices. In contrast, the Company has been able to maintain higher margins on its specialty cable products and certain of its products manufactured by the America Cable Systems Division. There can be no assurances, however, that this trend will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Manufacturing

The Company's manufacturing operations utilize a wide variety of raw materials for which it has multiple commercial sources, and include a broad variety of processes reflective of the Company's product diversity. See "Raw Materials." Operations for cable manufacturing at the Wire and Cable Division include drawing copper wire; extruding wire; slitting and galvanizing steel and aluminum used for armor; wrapping, twisting and cutting wire; armoring conductors; and testing for conductor continuity and grounding. The Company's manufacturing equipment allows for a wide assortment of product categories with armored cable diameters ranging from 1/4" to 2" and flexible


14 FINANCIAL REVIEW
conduit diameters ranging from 5/16" to 4". The America Cable Systems Division manufacturing operations primarily consist of metal stamping, riveting, custom wire cutting, custom assembly and packaging operations. This division utilizes proprietary tooling in its assembly techniques. Manufacturing operations at the Company's two divisions are vertically integrated. The Company believes that its armored cable manufacturing operation is the most vertically integrated in the industry. This enables the Company to source primary raw materials at favorable prices and terms, control inventories and better manage lead times. The America Cable Systems Division uses remnants from the Wire and Cable Division in its manufacturing process, thereby reducing the Company's overall scrap ratio.

Raw Materials

Copper, steel and aluminum used in manufacturing represented approximately 58% of cost of goods sold for the year ended December 31, 1997. The principal raw material used by the Company is copper, which is purchased in the form of redrawn rod from several domestic producers. Price terms are based on monthly average copper prices, as determined by the New York Commodity Exchange, plus a premium. The Company believes world stocks and capacity continue to be adequate to meet market needs. At December 31, 1997, the Company had agreed to purchase the majority of its 1998 copper usage from two vendors. Other raw materials used by the Company include aluminum, galvanized steel, molding materials, PVC and nylon, for which the Company generally has either alternative sources of supply or access to alternative materials. Supplies of these materials are adequate and are expected to remain so for the foreseeable future.

Quality Assurance

The Company is committed to the philosophy that meeting industry standards and codes is critical to its success, and its products are designed to satisfy the safety and performance standards set by various industrial groups and testing laboratories. Underwriters Laboratories, a nonprofit, independent organization, operates a listing service for electrical and electronic materials and equipment. UL listing is required by national and most local electrical codes in the United States, and UL conformity assessment includes testing, evaluation and certification. UL inspectors visit the Company's various facilities on a regular basis.

The Canadian Standards Association is the UL equivalent in Canada. Like UL listing, CSA listing is product based and is awarded after testing and evaluation. The British Approval Service for Cables ("BASEC") provides product assessment and certification for cable products which are intended for use in the United Kingdom. Other European Community countries currently rely on UL or BASEC approval or certification for cable products.

In addition to standards organizations, the Company's products are designed to comply with required electrical code requirements, particularly the National Electrical Code and federal specifications. The NEC, administered by the National Fire Protection Association ("NFPA"), sets the minimum safety standards to which electrical products are manufactured and installed in the United States. NEC standards are enforced and supplemented by the appropriate State, county and municipal authorities having jurisdiction. Federal specifications detail the requirements for all electric products to be installed in federal buildings.

The Company has implemented a Total Quality Management ("TQM") program which is intended to maximize customer satisfaction while implementing cost effective production methods. The Company's TQM program embodies an interlocking set of procedures and practices that ensures employees in various departments are adequately trained and directed to continuously implement improvements in quality, service and cost savings. In connection with its TQM program, the Company has obtained ISO 9001 certification at two of its facilities in New Bedford, Massachusetts and ISO 9002 certification at its Byesville, Ohio facility. ISO 9001 certification is a standard developed by the International Standards Organization that provides a management systems model for process quality assurance in design, development, installation and servicing. ISO 9002 is a quality systems model for quality assurance in production, installation and servicing. The Company believes that ISO 9001 and 9002 certifications signify excellence in manufacturing and process integrity, thereby serving as a competitive advantage and strengthening its marketing efforts. There can be no assurance, however, that further certifications will be granted. The Company believes that if additional certifications are not granted at its other facilities, its business and competitive position will not be materially adversely affected.

Development, Design and Engineering

The Company employs 53 draftsmen and engineers and 65 professional technicians that are actively engaged in product and process development. Development and design efforts often result from informal dialogues with major electrical contractors, consulting engineers and facility managers, and generally include product development, testing and analysis, component development and testing, tooling design and resolution of process problems. The Company fabricates some of the tooling and key machinery used in its cable production.


                                                             FINANCIAL REVIEW 15

The Company takes an active role in guiding industry standards. The Company has representatives on the electrical section of the NFPA and the Industry Advisory Council of UL and maintains ongoing relations with standards enforcement organizations such as UL, the NFPA, the International Association of Electrical Inspectors, the National Armored Cable Manufacturers Association and the National Electrical Manufacturing Association.

Patents, Trademarks and Other
Intellectual Property

The Company believes that its success depends more heavily on name recognition, technical competence and the marketing abilities of its sales representatives than on any individual patent, trademark or copyright. Nevertheless, the Company intends to seek patent coverage for its products and manufacturing technology where appropriate. The Company holds several patents covering certain of its products and processes and also has several registered trademarks. The Company believes its patents and trademarks are of considerable importance to the manufacturing and marketing of certain products.

The Company also relies upon trade secret protection for its confidential and proprietary information. The Company routinely enters into confidentiality agreements with its employees. There can be no assurance, however, that others will not independently obtain similar information and techniques or otherwise gain access to the Company's trade secrets or that the Company can effectively protect its trade secret.

Backlog

The Company's business is characterized by short-term order and shipment schedules rather than volume purchase contracts. Accordingly, the Company does not consider backlog at any given date to be indicative of future sales. Immediate delivery requirements and the nature of the Company's business preclude any significant backlog.

Employees

At December 31, 1997 the Company had approximately 1,196 full-time employees, of which 540 employees were represented by labor unions. The Company's union contracts expire July 31, 1998, June 30, 1999, February 4, 2000 and February 23, 2001. Of the Company's employees, 107 are in administration, 62 in sales and marketing, 73 in engineering, 889 in manufacturing and 65 in distribution. The Company has not experienced any work stoppages at its plants and believes its current relations with its employees are good.


16 FINANCIAL REVIEW

--------------------------------------------------------------------------------
PART ONE    ITEM TWO     PROPERTIES
--------------------------------------------------------------------------------

The following table provides information with respect to the Company's facilities:

                                                                         Owned/
Location              Facility Type                       Square Feet   Leased
--------------------------------------------------------------------------------

New Bedford, MA (1)   Assembly-America Cable Systems
                      Division, Fittings and Connectors,
                      Administration, Engineering           123,200      Owned
New Bedford, MA       Manufacturing-Conduit and Cable        71,700      Owned
New Bedford, MA       Manufacturing-Wire, Administration,
                      Engineering                            64,000      Owned
New Bedford, MA       Trucking, Warehousing, Administration  48,000     Leased
New Bedford, MA       Warehousing                            15,000     Leased
Fullerton, CA         Manufacturing-Conduit and Cable,
                      Warehousing                            59,800     Leased
Largo, FL             Manufacturing-Conduit and Cable        39,800     Leased
Largo, FL             Distribution Center                    25,500     Leased
Ottawa, IL            Manufacturing-Modems and Connectors    21,000      Owned
Reno, NV              Warehousing                            28,000     Leased
Burlington, NJ        Manufacturing-Conduit and Cable,
                      Warehousing                            84,500     Leased
Hackettstown, NJ      Manufacturing-Photo Controls and
                      Electrical Devices, Warehousing        40,000     Leased
Linden, NJ            Distribution Center                    23,800     Leased
Byesville, OH         Manufacturing-Metal Processing         37,000     Leased
Cleveland, OH         Warehousing, Office-Connectors         20,700     Leased
Painesville, OH       Manufacturing-Conduit, Administration  49,000     Leased
Bensalem, PA          Manufacturing-Metal Processing         28,800     Leased
Providence, RI        Administration                          2,500     Leased
Garland, TX           Manufacturing-America Cable Systems
                      Division                               45,300     Leased


(1) This property secures the repayment of the proceeds received from the issuance of the Industrial Revenue Bonds issued by the Massachusetts Industrial Finance Agency in July 1996. See Item 7--"Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company believes that its facilities are suitable for their present intended purposes and adequate for the Company's current level of operations. The Company, however, is operating at close to existing capacity levels and anticipates additional investments in plant and equipment over the next twenty-four months.


                                                             FINANCIAL REVIEW 17

--------------------------------------------------------------------------------
PART ONE    ITEM THREE     LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

The Company is a party to various nonenvironmental legal proceedings and administrative actions, all of which are incidental to the operations of the Company. In the opinion of the Company's management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

Regarding environmental matters, owners and operators of sites containing hazardous substances, as well as generators of hazardous substances, are subject to broad liability under various federal and state environmental laws and regulations, including liability for clean up costs and damages arising out of past disposal activity. The principal raw material used by the Company is copper, which is classified as a hazardous substance. In addition, prior to the Company's acquisition of its present business, it was engaged in certain activities that may have utilized other hazardous substances. Governmental authorities may seek to impose liability regardless of fault or the legality of the original disposal activity and regardless of whether the Company is otherwise currently responsible for liabilities with respect to such activities. The Company has been named in connection with certain proceedings relating to various properties currently being investigated or remediated for environmental problems arising therefrom. The Company's business was formerly operated as American Flexible Conduit Company Inc. ("American"), a manufacturer of flexible conduit and armored cable products, which commenced operations in 1926. In 1969, Nortek, Inc. ("Nortek") purchased the assets and liabilities of American and subsequently transferred the business to its Monogram Industries, Inc. ("Monogram") subsidiary, incorporated in Delaware in September 1969. In December 1989, a corporation controlled by Mr. Papitto purchased Monogram from Nortek. The purchasing corporation and Monogram were subsequently merged, with Monogram becoming the surviving corporation. In October 1993, the Company changed its name to AFC Cable Systems, Inc. Prior to the sale of the stock of Monogram by Nortek in December 1989, Monogram transferred to another subsidiary of Nortek all the assets and liabilities associated with the businesses not related to the Company's present business operations. In connection with the sale of the stock of Monogram, Nortek agreed to indemnify the Company, subject to certain limitations, for liabilities and obligations of Monogram unrelated to the business operations of Nortek's American Flexible Conduit Division, which had been transferred to the Company in connection with such sale. With the exception of property discussed below located in New Bedford, Massachusetts (the "Sullivan's Ledge Site") all of the properties being investigated or remediated are unrelated to the business operations acquired.

In 1984, the United States Environmental Protection Agency ("EPA") placed the Sullivan's Ledge Site on the National Priorities List, which is a list of sites that the EPA has ranked in terms of priority for remedial action pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). Under CERCLA, all owners and operators (former and current) and generators can be found jointly and severally liable with respect to the Sullivan's Ledge Site. In March 1990, the EPA requested information from the Company, and the Company admitted that between 1960 and 1969, American, the predecessor of the business currently operated by the Company, had disposed of waste metal at the site. A number of responsible parties entered into a consent decree with regard to a portion of the Sullivan's Ledge Site in June 1991 and, subsequently, such parties as plaintiffs (the "Plaintiffs") have sought contribution in the United States District Court for the District of Massachusetts from twelve corporations, including the Company and Nortek, neither of which were named as potentially responsible parties by the EPA. In the consent decree, the EPA estimated the cost of remediation at the Sullivan's Ledge Site to be approximately $10-$12 million. The Company has defended and will continue to defend the action based upon its belief that its predecessors contributed only de minimis amounts of waste material. On December 17, 1996, the United States District Court for The District of Massachusetts entered a judgment in favor of the Company with respect to this claim. As of December 31, 1997, there is an appeal pending with the U.S. Court of Appeals for the First Circuit.

The Company is not able to predict with certainty the extent of its ultimate liability with respect to any pending or future environmental matters. However, the Company does not believe that any such liability with respect to the aforementioned environmental matters would have a material adverse effect upon its financial condition or results of operations.

The Company did not submit any matters during the fourth quarter of the fiscal year covered by this report to a vote of the security holders through the solicitation of proxies or otherwise.


18 FINANCIAL REVIEW

--------------------------------------------------------------------------------
PART ONE    ITEM FOUR     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
--------------------------------------------------------------------------------

The Company did not submit any matters during the fourth quarter of the fiscal year covered by this report to a vote of the security holders through the solicitation of proxies or otherwise.

--------------------------------------------------------------------------------
PART ONE    ITEM FOUR A     EXECUTIVE OFFICERS OF THE REGISTRANT
--------------------------------------------------------------------------------

Name               Age  Position                                      Since
--------------------------------------------------------------------------------


Ralph R. Papitto   71   Chairman of the Board and Chief
                        Executive Officer                          December 1989

Robert R. Wheeler  53   President and Chief Operating Officer      October 1995

Raymond H. Keller  60   Vice President and Chief Financial
                        Officer                                    December 1989


Business Experience of Executive Officers

RALPH R. PAPITTO has been Chairman of the Board and a Director of the Company since December 1989. Mr. Papitto has been Chief Executive Officer since 1995. Until 1990 Mr. Papitto was the Chairman of the Board, Chief Executive Officer and a director of Nortek, an industrial conglomerate. Mr. Papitto founded Nortek in 1967. In 1956, Mr. Papitto founded Glass-Tite Industries, Inc. ("Glass-Tite"), a manufacturer of electronic semiconductor components. Glass-Tite was acquired by GTI Corporation ("GTI") in 1963. Mr. Papitto served as Chairman of the Board of GTI Corporation until 1966. Mr. Papitto is also a director of Lynch Corporation, a communications and multi-media services company, and is also Chairman of the Board of Trustees of Roger Williams University.

ROBERT R. WHEELER has been President and Chief Operating Officer of the Company since December 1995 and a Director of the Company since March 1996. Mr. Wheeler was Executive Vice President and Chief Operating Officer of the Company from October 1995 to December 1995. From 1992 to 1995, Mr. Wheeler had been President and Chief Executive Officer of The North American Industrial Company of BICC Cable, Inc.

RAYMOND H. KELLER has been Vice President and Chief Financial Officer of the Company since December 1989 and a Director of the Company since October 1993. From January 1989, he served as the Vice President and Chief Financial Officer of the American Flexible Conduit Division of Nortek. Prior to that time, Mr. Keller held several positions with Microdot, Inc., a multi-industry components manufacturer, most recently as Vice President and Chief Financial Officer of the Microdot, Inc. operating companies. Mr. Keller had been employed by Microdot, Inc. since 1972.


                                                             FINANCIAL REVIEW 19

--------------------------------------------------------------------------------
PART TWO    ITEM FIVE      MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
                           STOCKHOLDER MATTERS
--------------------------------------------------------------------------------

The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "AFCX." The following table sets forth for the two most recently completed fiscal years the high and low closing sale prices for the Common Stock as reported on the Nasdaq National Market. The prices below reflect the October 20, 1997 five-for-four stock split.


---------------------------------------------
                                 High    Low
---------------------------------------------
1996
First Quarter.............      11.80    9.50
Second Quarter............      14.00   10.60
Third Quarter.............      14.80   12.40
Fourth Quarter............      19.10   13.60

1997
First Quarter.............      21.40   16.00
Second Quarter............      22.40   15.50
Third Quarter.............      28.40   21.10
Fourth Quarter............      31.88   22.50


Since its initial public offering in 1993, the Company has not declared or paid a cash dividend on its Common Stock and does not intend to do so in the foreseeable future. The Company's current policy is to retain its earnings, if any, to finance expansion and product development. Payment of dividends in the future will depend on the earnings and financial condition of the Company and such other factors as the Company's Board of Directors may consider or deem appropriate at the time.

As of March 26, 1998, there were approximately 103 holders of record of the Company's Common Stock and approximately 800 beneficial Shareholders.


20 FINANCIAL REVIEW

--------------------------------------------------------------------------------
PART TWO    ITEM SIX     SELECTED FINANCIAL DATA
                         (in thousands, except per share data)
--------------------------------------------------------------------------------

The following financial information is qualified in its entirety by reference to, and should be read in conjunction with, the Company's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report. For the short tax year from January 1 through December 16, 1993, the consummation date of the Company's initial public offering ("IPO"), the Company elected to be treated for income tax reporting purposes as an S corporation under the Internal Revenue Code.

                                                           Year Ended December 31,
                                              -------------------------------------------------
                                                1993      1994      1995      1996      1997
                                              -------   --------  --------  --------   --------

Income Statement Data:
Net Sales ..................................  $89,890   $114,386  $139,483  $161,868   $220,264
Cost of Goods Sold .........................   66,775     82,497   107,087   118,487    156,479
                                              -------   --------  --------  --------   --------
Gross profit ...............................   23,115     31,889    32,396    43,381     63,785
Selling, general and administrative expenses   16,460     21,491    21,926    26,384     35,483
Owners' compensation (1) ...................    3,141         --        --        --         --
                                              -------   --------  --------  --------   --------
Income from operations .....................    3,514     10,398    10,470    16,997     28,302
Other income (expense), net ................      (23)       160        39       (48)      (192)
Investment income ..........................       14         80     3,001     2,339      2,141
Interest expense ...........................    1,142        176       614       728        620
                                              -------   --------  --------  --------   --------
Income before taxes ........................    2,363     10,462    12,896    18,560     29,631
Income taxes ...............................    1,209      4,269     4,791     7,100     11,392
                                              -------   --------  --------  --------   --------
Net income (2) .............................  $ 1,154   $  6,193  $  8,105  $ 11,460   $ 18,239
                                              -------   --------  --------  --------   --------
                                              -------   --------  --------  --------   --------
Basic earnings per share (3) ...............  $  0.27   $   0.90  $   0.92  $   1.25   $   1.71
                                              -------   --------  --------  --------   --------
                                              -------   --------  --------  --------   --------
Basic average shares (3) ...................    4,346      6,881     8,851     9,134     10,664
                                              -------   --------  --------  --------   --------
                                              -------   --------  --------  --------   --------
Diluted earnings per share (3) .............  $  0.27   $   0.90  $   0.90  $   1.23   $   1.66
                                              -------   --------  --------  --------   --------
                                              -------   --------  --------  --------   --------
Dilutive average shares (3) ................    4,346      6,909     9,047     9,288     11,024
                                              -------   --------  --------  --------   --------
                                              -------   --------  --------  --------   --------
Balance Sheet Data:
Cash and cash equivalents ..................  $ 2,986   $  2,571  $  2,090  $    980   $  2,803
Working capital ............................   14,485     17,789    48,099    58,959     88,141
Total assets ...............................   33,953     50,254    84,784    97,923    161,129
Short-term debt ............................    1,250      3,500     6,952     2,270      6,457
Long-term debt .............................       --         --        --     3,300      3,893
Total liabilities ..........................   12,155     19,867    23,473    24,933     37,994
Stockholders' equity .......................   21,798     30,387    61,311    72,990    123,135

(1) Represents amounts distributed to the Company's stockholders as additional compensation, a portion of which was to provide those stockholders with funds to pay their income taxes, which included income taxes on the Company's income. The portion of such additional compensation in excess of the stockholders' income tax obligations was loaned back to the Company.

(2) Pro Forma net income for the year ended December 31, 1993 after considering the following adjustments is $3,584,000 or $.54 per common share (6,675,806 dilutive average shares) assumed to be outstanding after the IPO. The adjustments (i) reduce the level of compensation to the Company's stockholders by $2.5 million in 1993, based upon current compensation practices as determined by written agreement and the Company's compensation committee, (ii) provide related income taxes (at an assumed rate of 40%) based on pro forma income before income taxes as if the Company were taxed as a C corporation and (iii) reflect the reduction in interest expense of $1.1 million in 1993 resulting from the conversion of certain of the Company's subordinated debt to equity and the repayment of certain debt from proceeds of the IPO.

(3) Restated to include the effect of the October 20, 1997 five-for-four stock split and the adoption in 1997 of Financial Accounting Standard No. 128, "Earnings Per Share." See Notes 1, 10 and 11 to Consolidated Financial Statements.


                                                             FINANCIAL REVIEW 21

--------------------------------------------------------------------------------
PART TWO    ITEM SEVEN
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

This report contains certain forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among others, statements relating to future events or the future financial performance of the Company. Such statements are only expectations and actual events or results may differ materially. Factors which could cause actual results to differ materially from those indicated in such forward-looking statements are set forth in "Factors That May Affect Future Performance."

Acquisitions

As more fully discussed in Note 2 to Consolidated Financial Statements, the Company completed the acquisitions of four companies in 1997, B&B Electronics Manufacturing Company, Inc. ("B&B"), Area Lighting Research, Inc. ("ALR"), Madison Equipment Company, Inc. (Madison) and Federal Hose Manufacturing, Inc. ("Federal Hose").

On a pro forma basis, the above acquisitions would contribute $15.1 million to sales and $.04 to diluted earnings per share for the year ended December 31, 1997 and $35.6 million to sales and $.13 to diluted earnings per share for the year ended December 31, 1996.

Results of Operations

Year ended December 31, 1997 versus year ended December 31, 1996

--NET SALES

Net sales for the year ended December 31, 1997 increased $58.4 million, or 36.1%, to $220.3 million from $161.9 million for the year ended December 31, 1996. Net sales for the Wire and Cable Division increased by $36.7 million, or 25.4%, to $181.0 million for the year ended December 31, 1997 from $144.3 million for the year ended December 31, 1996. Contributing to the increase were additional sales of the Company's traditional armored cable and flexible conduit products, increased sales of the higher margin specialty application cables, higher sales of fittings and connectors, including sales by Madison, increased sales of the Company's line of specialty coated metals products and sales by Federal Hose. Net sales for the America Cable Systems Division increased by $21.7 million, or 129.9%, to $38.4 million for the year ended December 31, 1997 from $16.7 million for the year ended December 31, 1996. This increase is attributable to sales by ALR and B&B as well as higher sales of modular wiring systems, including The Intelligent Floor and The Intelligent Ceiling products.

--GROSS PROFIT

Gross profit for the year ended December 31, 1997 increased $20.4 million, or 47.0% to $63.8 million from $43.4 million for the year ended December 31, 1996. Gross margin increased to 29.0% for the year ended December 31, 1997 from 26.8% for the year ended December 31, 1996. This increase is attributable to (i) efficiencies arising from operating near manufacturing capacity (ii) more efficient manufacturing processes resulting in better yields on materials (iii) decreased cost of raw materials through better purchasing practices (iv) increased sales of the Company's higher margin specialty application cables and
(v) higher margins on products sold by the companies acquired in 1997.

--INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 1997 increased $11.3 million, or 66.5%, to $28.3 million from $17.0 million for the year ended December 31, 1996. Income from operations as a percentage of net sales increased to 12.8% for the year ended December 31, 1997 from 10.5% for the year ended December 31, 1996. This increase resulted from improved gross margin, but was partially offset by an increase in selling, general and administrative expenses attributable to increases in freight costs and sales agent commissions, which generally rise in proportion with net sales, and compensation expense.

--NET INCOME

Net income for the year ended December 31, 1997 increased $6.7 million, or 59.2%, to $18.2 million from $11.5 million for the year ended December 31, 1996. Net income as a percentage of net sales increased to 8.3% for the year ended December 31, 1997 from 7.1% for the year ended December 31, 1996. This increase was primarily due to increased income from operations.

Year ended December 31, 1996 versus year ended December 31, 1995

--NET SALES

Net sales for the year ended December 31, 1996 increased $22.4 million, or 16.1%, to $161.9 million from $139.5 million for the year ended December 31, 1995. Net sales for the Wire and Cable Division increased by $19.9 million, or 16.0%, to $144.3 million for the year ended December 31, 1996 from $124.4 million for the year ended December 31, 1995. Contributing to the increase were additional sales of the Company's traditional armored cable and flexible conduit products as well as increased sales of the Company's higher margin specialty application cables. Also contributing to this increase were higher sales of fittings and


22 FINANCIAL REVIEW
connectors and specialty coated metal products introduced by the Company in early 1995. Net sales for the America Cable Systems Division increased by $2.5 million, or 17.6%, to $16.7 million for the year ended December 31, 1996 from $14.2 million for the year ended December 31, 1995. This increase is attributable to improved demand for modular wiring systems, including The Intelligent Floor and The Intelligent Ceiling products.

--GROSS PROFIT

Gross profit for the year ended December 31, 1996 increased $11.0 million, or 33.9%, to $43.4 million from $32.4 million for the year ended December 31, 1995. Gross margin increased to 26.8% for the year ended December 31, 1996 from 23.2% for the year ended December 31, 1995. This increase is attributable to (i) decreased cost of raw materials through more efficient purchasing, lower market prices of commodities and improved manufacturing processes resulting in better yields on materials and (ii) increased sales of higher margin specialty application products.

--INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 1996 increased $6.5 million, or 62.3%, to $17.0 million from $10.5 million for the year ended December 31, 1995. Income from operations as a percentage of net sales increased to 10.5% for the year ended December 31, 1996 from 7.5% for the year ended December 31, 1995. This increase resulted from improved gross margin, but was partially offset by an increase in selling, general and administrative expenses attributable to increases in freight costs, sales agent commissions, compensation expense and fees for professional services.

--NET INCOME

Net income for the year ended December 31, 1996 increased $3.4 million, or 41.4%, to $11.5 million from $8.1 million for the year ended December 31, 1995. Net income as a percentage of net sales increased to 7.1% for the year ended December 31, 1996 from 5.8% for the year ended December 31, 1995. This increase was primarily due to increased income from operations, partially offset by a slight decline in other income, which consisted primarily of income on investments in securities, and a higher effective tax rate of 38.2% for the year ended December 31, 1996 compared to 37.2% for the year ended December 31, 1995 which was due to a higher marginal tax rate in 1996.

Liquidity and Capital Resources

The Company's short-term liquidity needs have generally consisted of operating capital necessary to finance inventories and receivables. Long-term liquidity needs generally relate to capital expenditures necessary to expand the production capacity of its manufacturing operations. The Company has satisfied its short- and long-term liquidity needs with cash generated from operations and proceeds from the public offerings of its Common Stock in 1995 and 1997, supplemented by available borrowings under its revolving line of credit. The excess proceeds from the 1995 and 1997 stock offerings are included in the Company's portfolio of marketable securities at December 31, 1997. The Company expects that it will meet its ongoing working capital needs for the next twenty-four months primarily with remaining stock offering proceeds and cash generated from operations.

Cash generated from operations totaled $5.1 million and $11.5 million for the years ended December 31, 1997 and 1996, respectively, and was attributable primarily to increased profitability, although cash generated for the year ended December 31, 1997 was partially offset by an increase in inventories and accounts receivable. Cash used in operations was $1.3 million for the year ended December 31, 1995, again primarily due to an increase in inventories and accounts receivable. Working capital on December 31, 1997 was $88.1 million and the ratio of current assets to current liabilities was 3.93 to 1.00. The Company's average inventory of $32.9 million (including inventories of companies acquired in 1997) for the year ended December 31, 1997 represented an increase of $12.9 million over the average inventory of $20.0 million for the year ended December 31, 1996.

Accounts receivable at December 31, 1997 were $8.2 million higher than the balance at December 31, 1996 due primarily to increased sales and to accounts receivable of companies acquired in 1997. For the year ended December 31, 1997 average day sales outstanding were 55 compared to 56 for the year ended December 31, 1996. At December 31, 1997, accounts receivable over 60 days represented 3.8% of accounts receivable.

Capital expenditures for the year ended December 31, 1997 of $7.7 million were for new or replacement production equipment to increase manufacturing capacity. Capital expenditures amounted to $7.0 million and $2.3 million for the years ended December 31, 1996 and 1995, respectively. For the years ended December 31, 1997, 1996 and 1995, the Company leased certain manufacturing equipment valued at $0.1 million, $1.7 million and $2.0 million, respectively. Capital expenditures for 1998 are expected to be approximately $11.0 million, primarily for the expansion of manufacturing capacity and to upgrade management information systems.


                                                             FINANCIAL REVIEW 23

At December 31, 1997, bank indebtedness under the Company's unsecured revolving line of credit was $6.2 million. This revolving line of credit terminates on March 31, 1999 and provides for direct borrowings of up to $25.0 million, including letter of credit borrowings up to $3.0 million. Up to $10.0 million of the line of credit may be used without the lender's prior consent for business acquisitions. At December 31, 1997, letters of credit totaling approximately $0.8 million were outstanding under the line of credit. Borrowings under the line of credit averaged $3.8 million for the year ended December 31, 1997.

Borrowings under the revolving line of credit are available at interest rates equal to either the lender's base rate or the Eurodollar rate plus 0.5% to 1.25% for a fixed period of one, two, three, six months or one year. At December 31, 1997, the weighted average cost of borrowings under the line of credit was 8.5%. The line of credit contains certain restrictive covenants, including the requirement that the Company maintain minimum levels of tangible capital funds and meet other specified ratio requirements.

During 1996, the Company was loaned the proceeds from the issuance of $3.57 million in Industrial Revenue Bonds ("IRBs") by the Massachusetts Industrial Finance Agency for the purpose of acquiring and refurbishing a 99,000 square-foot manufacturing facility in New Bedford, Massachusetts, which secures the IRBs. The IRBs mature on July 24, 2016 and carry an average interest rate adjustable on a weekly basis. The IRBs carried an average interest rate of approximately 3.75% and 3.5% for the years ended December 31, 1997 and 1996, respectively. In addition, an annual fee of 1.0% of the amount of an unsecured stand-by letter of credit is payable to the bank holding the letter of credit and also acting as trustee under the terms of the IRB issuance. The Company has the right to convert from the variable interest rate to a fixed rate established at the time of conversion. The bonds are payable in nineteen annual installments of $180,000 with a final payment of $150,000 due at maturity, all funded through monthly payments of $15,000 to the trustee over the twelve months preceding the installment due dates.

Inflation and Foreign Exchange Fluctuation

The Company believes that inflation has not had a material effect on its business, operating results or financial condition during the three-year period ended December 31, 1997. While the Company does not believe that its business is highly sensitive to inflation, there can be no assurance that future increases in the rate of inflation would not have a material adverse effect on the Company's operations.

The Company is currently not exposed to foreign exchange risk because foreign sales are denominated in U.S. dollars to U.S.-based trading companies. The Company may seek to manage any such future risk by entering into foreign exchange contracts as management deems appropriate.

Year 2000

The Company continues to assess its exposure related to the impact of the Year 2000 date issue. The Year 2000 date issue arises from the fact that many computer programs use only two digits to identify a year in a date field, thus computer programs having time-sensitive software will recognize a date using "00" as the year 1900 rather than the year 2000. The Company's key financial and operational systems are being reviewed and, where required, detailed plans have been, or are being developed and implemented on a schedule intended to permit the Corporation's computer systems and products to continue to function properly. This effort has been combined with the upgrading or replacement of current computer systems for infrastructure and technology enhancement reasons.

Maintenance or modification costs will be expensed as incurred, while the costs of new information technology will be capitalized and amortized in accordance with Company policy. Management does not believe the costs associated with the information systems upgrades will have a material adverse impact on the Company's financial position, results of operations or cash flows. However, the Company could be adversely impacted by the Year 2000 date issue if suppliers, customers and other businesses do not address this issue successfully. Management continues to assess these risks and ensure Year 2000 compliance from the Company's suppliers and customers in order to reduce the impact on the Company.

Factors That May Affect Future Performance

Substantial Price Competition, Margin Maintenance and Prices of Raw Materials

Price competition for the Company's core products is significant, and the Company sells its products in accordance with prevailing market prices. Copper rod is the principal raw material used in the Company's manufacturing operations, accounting for approximately 28% of cost of goods sold for the year ended December 31, 1997. The Company expects that copper will continue to account for a significant portion of the cost of goods sold in the future. Historically, the price of copper has fluctuated significantly (i.e. between $76.60 and $122.00, and $86.85 and $130.10 per 100 pounds in 1997 and 1996, respectively). The Company's other principal raw materials include steel and aluminum, which collectively accounted for approximately 30% of cost of goods sold for the year ended December 31, 1997.


24 FINANCIAL REVIEW

Although in the past these raw materials have not been subject to the same degree of price volatility as copper, there can be no assurance that significant fluctuations will not occur in the future. The Company attempts to insulate its products from these price fluctuations through improved purchasing procedures and appropriate selling price adjustments. There can be no assurance, however, that the Company will be able to maintain acceptable gross profit margins on product sales in the future and, if it is unable to do so, its business, operating results and financial condition could be adversely affected. The Company does not currently engage in metal futures trading or other hedging activities, but does have a producer supply contract, which currently expires on December 31, 1998 and under which the Company purchases copper in any given month at a price equal to the average copper selling prices, as determined by the New York Commodity Exchange, for the month of shipment plus a premium. In addition, the Company has an aluminum supply contract which expires on December 31, 1998 that provides for technical assistance and other special terms. The Company may engage in hedging activities in the future as management deems appropriate.

Management of Growth

The Company has experienced rapid growth, particularly during the last four years. The continued rapid growth of the Company could place a significant strain on its management and other resources. The Company anticipates that continued growth, if any, will require it to continue to recruit, hire, train and retain a substantial number of new and highly skilled product development, administrative, information technology, finance, sales and marketing and support personnel. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. Should the Company continue to experience rapid growth, there can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations or that management will adequately anticipate all demands that growth will place on the Company. If the Company's management is unable to manage growth effectively, the quality of the Company's products and its business, operating results and financial condition could be materially adversely affected. See "--Integration of Acquisitions."

Integration of Acquisitions.

The Company intends to supplement its growth by pursuing selective acquisitions of companies with products complementary to its existing business. During the year ended December 31, 1997, the Company acquired four companies and intends to consider future acquisitions in the industry, some of which may be material to the Company. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, operating companies in different geographical locations, and the potential loss of key employees of the acquired company. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's operating results and financial condition. There can be no assurance that future acquisitions can be successfully integrated or that management will be successful in managing the combined operations. See "--Management of Growth."

Dependence on New Products and
Product Improvements

The commercial construction industry and the evolution of the modern workstation are characterized by advances in electrical distribution and communications systems which require ongoing improvements in the capabilities of wire and cable products. The Company believes that its future success will depend in part upon its ability to enhance existing products and to develop and manufacture new products that meet or anticipate such changes. The failure to introduce new or enhanced products on a timely and cost competitive basis could have an adverse impact on the Company's business, operating results or financial condition.

Manufacturing Capacity

The Company is currently operating near capacity in some of its manufacturing facilities. Although the Company has plans to open additional facilities and expand its capacity at others, there can be no assurance that these additional facilities or expansions will be completed on time and/or on budget, that the Company will not experience manufacturing delays or problems, or that adequate equipment and personnel will be available to operate these new facilities. The additional facilities and equipment will also require substantial funds. The Company anticipates that borrowings and existing cash will be adequate to fund its planned expansions. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." If the Company experiences significant delays or problems in implementing its current plans, such delays or problems could have a material adverse effect on the Company's business, results of operations or financial condition.


                                                             FINANCIAL REVIEW 25

FACTORS THAT MAY AFFECT FUTURE PERFORMANCE [continued]

Volatility of New Construction Market

The volatility of the nonresidential new construction market has a direct impact on sales of certain of the Company's products. Certain regions of the United States have experienced, and in the future may experience, significant economic recessions that have reduced, or may reduce, the number of nonresidential new construction projects, which in turn could adversely affect the Company's business, operating results and financial condition. The Company has historically derived a substantial portion of its sales from the building modernization market, which has not been significantly adversely affected by downturns in the nonresidential new construction market. There can be no assurance, however, that the modernization market will not enter a downturn or that the Company's sales will not be affected by future downturns in the nonresidential new construction market. The Company's sales have also been impacted from time to time by unseasonable and excessive weather conditions that delay new construction. There can be no assurance that such conditions will not have a material adverse effect on the Company's operating results in the future.

Competition

The Company faces competition from a number of national and regional competitors, both in the armored cable and pipe and wire industries, some of which have greater financial, engineering, research and development, manufacturing and other resources than the Company. The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it has certain technological and other advantages over its competitors, maintaining and leveraging any such advantages will require continued investment by the Company in design and engineering, development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining and leveraging any such advantages. See "--Management of Growth" and "Business--Competition."

Reliance on Independent Sales Representatives and Nonexclusive Distributors

The Company sells its products to distributors through a network of independent sales representatives who generally work on a commission basis. The Company's top ten sales representatives accounted for approximately 45% of sales for the year ended December 31, 1997. These representatives are not under direct control of the Company, are not subject to minimum purchase requirements and are not contractually obligated to carry the Company's product lines exclusively or for any period of time. Although the Company believes that the loss of any one representative would not have a material adverse impact on the Company's business, there can be no assurance that the Company will be able to maintain its existing relationships with these representatives. In addition, the distributors which ultimately sell the Company's products could purchase and distribute products that compete with the Company's products or cease purchasing the Company's products at any time. There can be no assurance that the distributors will continue to distribute or recommend the Company's products or do so successfully.

Dependence on Key Management Personnel

The Company's long-term success and its growth strategy depend on its senior management, particularly Ralph R. Papitto, the Company's Chairman and Chief Executive Officer, Robert R. Wheeler, the Company's President and Chief Operating Officer, and Raymond H. Keller, the Company's Chief Financial Officer. The loss of service of one or more of the Company's key senior management personnel could have an adverse effect on the Company's business, financial condition and results of operations. See "Executive Officers of the Registrant."

Antitakeover Provisions

Certain provisions of the Company's Restated Certificate of Incorporation, as amended, and By-Laws and of the Delaware General Corporation Law (the "DGCL") could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions, which include supermajority voting requirements for specified business combinations, a staggered Board of Directors, and the right of the Board of Directors, without further stockholder approval, to issue preferred stock (the "Preferred Stock") upon such terms and conditions, and having such rights, privileges and preferences as the Board of Directors may determine, may have the effect of deferring hostile takeovers or delaying or preventing changes in control or management of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any Preferred Stock.


26 FINANCIAL REVIEW

--------------------------------------------------------------------------------
PART TWO    ITEM EIGHT     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
--------------------------------------------------------------------------------

Contents

Audited Consolidated Financial Statements

Consolidated Balance Sheets...................................................28

Consolidated Statements of Income.............................................30

Consolidated Statements of Shareholders' Equity...............................31

Consolidated Statements of Cash Flows.........................................32

Notes to Consolidated Financial Statements....................................34

Report of Independent Auditors................................................45


                                                             FINANCIAL REVIEW 27

Consolidated Balance Sheets

                                                                                  December 31
                                                                                 1997      1996
                                                                             ----------------------
                                                                                ($ in thousands)

Assets
Current assets:
  Cash and cash equivalents (Note 1)                                           $  2,803  $    980
  Marketable securities (Note 3)                                                 40,434    30,508
  Accounts receivable, net of allowance for doubtful accounts
    and sales allowances of $3,870 in 1997 and $3,140 in 1996                    32,127    23,919
  Inventories:
    Finished goods                                                               26,333    11,559
    Work-in-process                                                               7,385     3,702
    Raw materials                                                                 6,219     5,665
                                                                             ----------------------
                                                                                 39,937    20,926
Current deferred taxes (Note 9)                                                   1,491       637
Other current assets                                                              1,439     1,121
                                                                             ----------------------
Total current assets                                                            118,231    78,091

Property, plant and equipment:
  Land                                                                            1,190       510
  Buildings and improvements                                                     10,173     8,754
  Machinery and equipment                                                        23,207    16,050
  Furniture and fixtures                                                          2,412     1,791
  Construction in progress                                                          364        83
                                                                             ----------------------
                                                                                 37,346    27,188
  Less accumulated depreciation                                                  12,409     9,482
                                                                             ----------------------
Net property, plant and equipment                                                24,937    17,706

Goodwill, net of accumulated amortization of $373 in 1997 and $122 in 1996       16,497     1,175
Other long-term assets, net                                                       1,464       951
                                                                             ----------------------
Total assets                                                                   $161,129  $ 97,923
                                                                             ----------------------


28 FINANCIAL REVIEW

CONSOLIDATED BALANCE SHEETS [continued]

                                                                                  December 31
                                                                                 1997      1996
                                                                             ----------------------
                                                                                ($ in thousands)

Liabilities and shareholders' equity
Current liabilities:
 Current portion of long-term debt                                             $    227  $    270
 Revolving credit note payable (Note 4)                                           6,230     2,000
 Accounts payable                                                                12,536    12,471
 Accrued expenses:
  Payroll and employee benefits                                                   3,609     2,506
  Other (Note 6)                                                                  7,488     1,885
                                                                             ----------------------
 Total accrued expenses                                                          11,097     4,391
                                                                             ----------------------
Total current liabilities                                                        30,090    19,132

Long-term debt (Note 4)                                                           3,893     3,300

Deferred income taxes (Note 9)                                                    1,570     1,547

Other long-term liabilities                                                       2,441       954

Commitments and contingencies (Notes 7 and 8)                                        --        --

Shareholders' equity (Note 10):
 Preferred stock, $.01 par value, 1,000,000 shares authorized,
  none issued                                                                        --        --
 Common stock, $.01 par value, 15,000,000 shares authorized,
  11,397,854 and 9,168,781 shares issued and outstanding in 1997
  and 1996, respectively                                                            114        73
 Paid-in capital                                                                 79,110    48,011
 Other                                                                            1,021       218
 Treasury stock, 6,411 and 6,031 shares in 1997 and 1996,
  respectively, at cost                                                             (92)      (82)
 Retained earnings                                                               42,982    24,770
                                                                             ----------------------
Total shareholders' equity                                                      123,135    72,990
                                                                             ----------------------
Total liabilities and shareholders' equity                                     $161,129  $ 97,923
                                                                             ----------------------
                                                                             ----------------------

See accompanying notes.


                                                             FINANCIAL REVIEW 29

Consolidated Statements of Income

                                                   Years ended December 31
                                                 1997      1996       1995
                                             ---------------------------------
                                           ($ in thousands, except per share data)

Net sales                                     $220,264   $161,868   $139,483
Cost of goods sold                             156,479    118,487    107,087
                                             ---------------------------------
Gross profit                                    63,785     43,381     32,396

Selling, general and administrative expenses    35,483     26,384     21,926
                                             ---------------------------------
Income from operations                          28,302     16,997     10,470

Other income (expense):
Interest expense                                  (620)      (728)      (614)
Investment income                                2,141      2,339      3,001
Other, net                                        (192)       (48)        39
                                             ---------------------------------
                                                 1,329      1,563      2,426
                                             ---------------------------------
Income before income taxes                      29,631     18,560     12,896

Income taxes (Note 9)                           11,392      7,100      4,791
                                             ---------------------------------
Net income                                    $ 18,239   $ 11,460   $  8,105
                                             ---------------------------------
                                             ---------------------------------
Basic earnings per common share (Note 11)        $1.71      $1.25       $.92
                                             ---------------------------------
                                             ---------------------------------

Diluted earnings per common share (Note 11)      $1.66      $1.23       $.90
                                             ---------------------------------
                                             ---------------------------------

See accompanying notes.


30 FINANCIAL REVIEW

Consolidated Statements of Shareholders' Equity

                                                                                                  Retained Earnings
                                                     Common     Paid-in                 Treasury    (Accumulated
                                                      Stock     Capital       Other      Stock         Deficit)        Total
                                                   ------------------------------------------------------------------------------
                                                                               ($ in thousands)

Balance at December 31, 1994                          $ 55     $ 25,871      $  (744)     $ --        $  5,205       $  30,387
Net income for 1995                                     --           --           --        --           8,105           8,105
Proceeds from issuance of 2,203,125
 shares of common stock                                 18       21,906           --        --              --          21,924
Repurchase of restricted stock, net                     --           --           --       (30)             --             (30)
Amortization of compensation (Note 10)                  --           --          191        --              --             191
Exercise of stock options (Note 10)                     --          140           --        --              --             140
Adjustment to unrealized gains (losses)
 on available-for-sale securities, net of tax           --           --          593        --              --             593
Other                                                   --            1           --        --              --               1
                                                   ------------------------------------------------------------------------------
Balance at December 31, 1995                            73       47,918           40       (30)         13,310          61,311

Net income for 1996                                     --           --           --        --          11,460          11,460
Repurchase of restricted stock, net                     --           --           --       (52)             --             (52)
Amortization of compensation (Note 10)                  --           --          189        --              --             189
Cancellation of 32,375 restricted shares                --         (276)         276        --              --              --
Exercise of stock options and related tax
 benefit (Note 10)                                      --          369           --        --              --             369
Adjustment to unrealized gains (losses)
 on available-for-sale securities, net of tax           --           --         (287)       --              --            (287)
                                                   ------------------------------------------------------------------------------
Balance at December 31, 1996                            73       48,011          218       (82)         24,770          72,990

Net income for 1997                                     --           --           --        --          18,239          18,239
Proceed from issuance of 1,937,500 shares
 of common stock                                        16       27,552           --        --              --          27,568
Repurchase of restricted stock, net                     --           --           --       (10)             --             (10)
Amortization of compensation (Note 10)                  --           --           15        --              --              15
Employee stock awards                                    1          651           --        --              --             652
Exercise of stock options and warrants
 and related tax benefit (Note 10)                      --          647           --        --              --             647
Issuance of 136,364 shares of common stock
 for acquisitions and related fees (Note 2)              1        2,249           --        --              --           2,250
Adjustment to unrealized gains (losses) on
 available-for-sale securities, net of tax              --           --          788        --              --             788
Five-for-four stock split effected in the
 form of a dividend                                     23           --           --        --             (27)             (4)
                                                   ------------------------------------------------------------------------------
Balance at December 31, 1997                          $114     $ 79,110      $ 1,021      $(92)       $ 42,982       $ 123,135
                                                   ------------------------------------------------------------------------------
                                                   ------------------------------------------------------------------------------

See accompanying notes.

                                                             FINANCIAL REVIEW 31

Consolidated Statements of Cash Flows

                                                                   Years ended December 31
                                                                  1997       1996       1995
                                                             ----------------------------------
                                                                      ($ in thousands)

Operating activities
Net income                                                     $ 18,239   $ 11,460   $  8,105
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation                                                    2,927      2,235      1,860
  Amortization of intangibles                                       251        776        195
  Net gain on sale of property, plant and equipment                  --        (54)        --
  Net gain realized on available-for-sale securities                (88)      (618)    (1,720)
  Deferred income taxes                                            (428)        77         12
  Provision for bad debts                                           209        263         76
  Provision for sales allowances                                    193        719        480
  Compensation expense for restricted stock and
   compensatory options                                              91        239        292
  Increase (decrease) in cash arising from changes in assets and liabilities:
    Accounts receivable                                          (2,935)    (4,326)    (2,694)
    Inventories                                                 (14,001)    (1,564)    (6,732)
    Other current assets                                           (197)      (106)      (289)
    Other long-term assets                                         (403)      (431)      (996)
    Accounts payable                                             (2,958)       631        899
    Accrued payroll and employee benefits                           969      1,030        (80)
    Other accrued liabilities                                     1,747        974       (703)
    Other long-term liabilities                                   1,486        154         --
                                                             ----------------------------------
Net cash provided by (used in) operating activities               5,102     11,459     (1,295)

Investing activities
Acquisitions, including expenses, less cash acquired (Note 2)   (20,598)        --         --
Capital expenditures, net                                        (7,687)    (6,970)    (2,340)
Proceeds from sale of property, plant and equipment                  --        195         --
Purchase of available-for-sale securities                       (47,505)   (29,063)   (44,907)
Proceeds from sale of available-for-sale securities              40,350     24,349     22,601
                                                             ----------------------------------
Net cash used in investing activities                           (35,440)   (11,489)   (24,646)


32 FINANCIAL REVIEW

CONSOLIDATED STATEMENTS OF CASH FLOW [continued]

                                                            Years ended December 31
                                                         1997         1996       1995
                                                      ----------------------------------
                                                                ($ in thousands)
Financing activities
Proceeds from revolving line of credit borrowings        94,375     60,615     52,948
Repayments of revolving line of credit borrowings       (90,145)   (65,540)   (49,523)
Proceeds from term loan                                      --      3,200         --
Repayment of term loan                                       --     (3,200)        --
Proceeds from long-term debt                                 --      3,570         --
Payments on long-term debt, including current portion      (271)        --         --
Proceeds from issuance of common stock                   28,212        327     22,065
Purchase of treasury stock                                  (10)       (52)       (30)
                                                      ----------------------------------
Net cash provided by (used in) financing activities      32,161     (1,080)    25,460
                                                      ----------------------------------

Net increase (decrease) in cash and cash equivalents      1,823     (1,110)      (481)
Cash and cash equivalents at beginning of year              980      2,090      2,571
                                                      ----------------------------------
Cash and cash equivalents at end of year               $  2,803   $    980   $  2,090
                                                      ----------------------------------
                                                      ----------------------------------

Supplemental schedule of cash flow information:
Cash paid during the year for interest                 $    580   $    814   $    614
                                                      ----------------------------------
                                                      ----------------------------------
Cash paid during the year for income taxes             $ 10,103   $  6,058   $  5,863
                                                      ----------------------------------
                                                      ----------------------------------

See accompanying notes.


                                                             FINANCIAL REVIEW 33

Notes to Financial Statements - December 31 1997 and 1996

1. Summary of Significant Accounting Policies

Business

AFC Cable Systems, Inc. (the Company) is a manufacturer of electrical distribution products, including prewired armored cable, flexible conduit and modular wiring systems used in the non-residential construction electrical wiring industry. The Company, through its wholly-owned subsidiaries, also manufacturers and distributes photo controls for the lighting control and fixture industries, electronic interfaces and connectors that facilitate data communications, and flexible hoses, ducting and connections for diverse applications. The Company's customers primarily consist of electrical supply wholesalers located throughout the United States. The Company performs credit evaluations on all new customers and generally does not require collateral. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Cash Equivalents

Cash equivalents are defined as all short-term, highly-liquid investments with an original maturity of three months or less.

Marketable Securities

Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. All debt and equity securities have been classified as available-for-sale.

Available-for-sale securities are carried at fair value based on quoted market prices, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

Inventories

Inventories are stated at the lower of cost or market. Cost of substantially all of the inventory is determined on a first-in, first-out (FIFO) basis.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated lives of the assets as follows:

  Buildings and improvements  5 to 30 years
  Machinery and equipment     3 to 10 years
  Furniture and fixtures      5 to 10 years

Goodwill

Goodwill consists of the excess cost over the fair value of the assets of acquired businesses (see Note 2) and is being amortized using the straight-line method over periods of twenty to forty years.

Self-Insurance

The Company is self-insured for its employee health and workers' compensation plans. The plans, which are administered by insurance companies, contain certain stop loss provisions that limit the Company's liability in the event of catastrophic losses. Claims are accrued for as incurred based on available claim information and management's estimate of claims incurred but not yet reported.

Stock Compensation

The Company accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees."

Revenue Recognition

The Company recognizes sales when goods are shipped to the customer.

Advertising Costs

Advertising costs are expensed as incurred and were $1,567,000, $950,000, and $854,000 in 1997, 1996 and 1995, respectively.

Earnings Per Share

The Company has adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"), which was issued in 1997. FAS 128 requires the presentation of "basic earnings per share" and "diluted earnings per share." Basic earnings per share represents net income divided by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share represents net income divided by weighted average shares outstanding adjusted for the dilutive effect of the assumed exercise of outstanding options and warrants. Earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the requirements of FAS 128.


34 FINANCIAL REVIEW

1. Summary of Significant Accounting Policies [continued]

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is currently evaluating the effects of implementing these statements which are effective beginning in 1998.

Reclassification

Certain reclassifications were made to the 1996 and 1995 financial statements in order that they may be consistent with the 1997 presentation.

2. Acquisitions

During the year ended December 31, 1997, the Company made the acquisitions set forth below, each of which has been accounted for as a purchase. The consolidated financial statements of the Company include the operating results of each business from the date of acquisition.

B&B ELECTRONICS MANUFACTURING COMPANY, INC.

On January 28, 1997, the Company acquired all of the outstanding stock of Illinois-based B&B Electronics Manufacturing Company, Inc. ("B&B"), a manufacturer and direct marketer of electronic interfaces and connectors that facilitate data communications. The cost of B&B consisted of $4.2 million in cash, 75,000 shares of the Company's common stock ($960,000), plus fees of approximately $73,000, and assumed debt. Contingent consideration, which is in addition to the above acquisition costs, will be paid to the seller of B&B for certain earnings targets achieved by B&B for the year ended December 31, 1997, and will be payable for subsequent annual periods if certain earnings targets are met for such periods. The contingent consideration payable for the period ended December 31, 1997, is approximately $600,000. Contingent consideration is recorded as additional purchase price when the future earnings targets have been met.

AREA LIGHTING RESEARCH, INC.

On January 31, 1997, the Company acquired certain assets and assumed certain liabilities of New Jersey-based Area Lighting Research, Inc. ("ALR"), a designer, manufacturer and distributor of photo controls and electrical devices for the lighting control and fixture industries. The cost of ALR consisted of $7.7 million in cash plus 50,000 shares of common stock issued in payment of fees (approximately $1 million). Contingent consideration, in addition to the above costs, is payable to the seller of ALR for certain financial targets achieved by ALR for the year ended December 31, 1997. The contingent consideration payable for the year ended December 31, 1997 is approximately $400,000 and was recorded as additional purchase price.

MADISON EQUIPMENT COMPANY, INC.

On April 1, 1997, the Company acquired all of the outstanding stock of Ohio-based Madison Sale Corporation, a supplier of fittings for the electrical industry. Upon purchase, the name of the company was changed to Madison Equipment Company, Inc. ("Madison"). The cost of Madison consisted of $2.0 million in cash plus approximately $85,000 in fees.

FEDERAL HOSE MANUFACTURING, INC.

On November 22, 1997, the Company acquired the assets and assumed certain liabilities of Ohio-based Federal Hose Manufacturing, Inc. ("FHI"), a manufacturer and distributor of flexible metal, plastic and fabric hoses, ducting and connectors for diverse applications. The cost of FHI consisted of $7.2 million in cash, 11,364 shares of the Company's common stock ($300,000) plus fees of approximately $265,000. Contingent consideration is payable to the seller of FHI based upon future earnings targets through December 31, 2000. The purchase price allocation of FHI is preliminary.

The goodwill resulting from the above acquisitions will be amortized over 40 years, with the exception of the goodwill from the Madison acquisition, which will be amortized over a 20-year period. Pro forma income statement data assuming the acquisitions above were made at the beginning of 1997 and 1996, is as follows:

--------------------------------------------------------------------------------

                                                 Year ended December 31
                                                    1997      1996
                                               -------------------------
                                                  ($ in thousands,
                                                 except per share data)

Net sales                                        $235,356    $197,427
Income from operations                             29,117      19,352
Net income                                         18,754      12,795
Diluted earnings per common share                   $1.70       $1.36


The above pro forma information does not purport to represent the Company's results of operations that would have been attained had the above acquisitions in fact occurred at the beginning of the periods indicated or to project the Company's results for any future period.


                                                             FINANCIAL REVIEW 35

NOTES TO FINANCIAL STATEMENTS [continued]


3. Marketable Securities

The following is a summary of securities held by the Company. All securities are classified as available-for-sale.

                                                            Gross        Gross
                                                          Unrealized   Unrealized   Estimated
                                                 Cost       Gains        Losses    Fair Value
                                              -------------------------------------------------
                                                              ($ in thousands)

December 31, 1997

U.S. corporate debt securities                  $ 9,464     $  329       $  (3)     $ 9,790
U.S. treasury securities and obligations of
 U.S. Government agencies                        24,713         55          (2)      24,766
Equity securities                                 4,894      1,096        (112)       5,878
                                              -------------------------------------------------
Total included in investments                   $39,071     $1,480       $(117)     $40,434
                                              -------------------------------------------------
                                              -------------------------------------------------


December 31, 1996

U.S. corporate debt securities                  $ 1,509     $   92       $  --      $ 1,601
U.S. treasury securities and obligations of
 U.S. Government agencies                        26,193         52          (6)      26,239
Equity securities                                 2,576        168         (76)       2,668
                                              -------------------------------------------------
Total included in investments                   $30,278     $  312       $ (82)     $30,508
                                              -------------------------------------------------
                                              -------------------------------------------------


36 FINANCIAL REVIEW

NOTES TO FINANCIAL STATEMENTS [continued]


3. Marketable Securities [continued]

The cost and fair market value of debt securities at December 31, 1997 and 1996, by contractual maturities, are shown below:

--------------------------------------------------------------------------------

                                                            Available-for-Sale
                                                                     Fair Market
                                                           Cost         Value
                                                        ------------------------
                                                            ($ in thousands)
December 31, 1997

Debt securities:
Maturing in one year or less                             $15,031        $15,296
Maturing between one year
 and five years                                           17,931         17,983
Maturing after five years                                  1,215          1,277
                                                        ------------------------
                                                          34,177         34,556

Equity securities                                          4,894          5,878
                                                        ------------------------
Total investments                                        $39,071        $40,434
                                                        ------------------------
                                                        ------------------------

December 31, 1996

Debt securities:
Maturing in one year or less                             $23,884        $23,948
Maturing between one year
 and five years                                            2,762          2,780
Maturing after five years                                  1,056          1,112
                                                        ------------------------
                                                          27,702         27,840

Equity securities                                          2,576          2,668
                                                        ------------------------
Total investments                                        $30,278        $30,508
                                                        ------------------------
                                                        ------------------------


Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Realized gains and (losses) included in investment income amounted to $173,000 and $(85,000) in 1997, $859,000 and $(241,000) in 1996, and $1,720,000
in 1995.

4. Short and Long-Term Debt

Revolving Credit Note Payable

The Company has an unsecured revolving line of credit agreement which provides for direct borrowings of up to $25,000,000 of which up to $10,000,000 is available for business acquisitions, without the lender's prior consent. The line of credit agreement provides for letter of credit borrowings of up to $3,000,000, of which $821,000 is outstanding at December 31, 1997. A monthly fee based on the unused portion of the credit facility is payable under the agreement.

Borrowings under the line of credit are available at interest rates equal to either the lender's base rate or the Eurodollar rate plus one half of one percent to one and one quarter percent for a fixed period of one, two, three or six months or one year. The Company has the option of electing the applicable rate upon notification to the lender and as a result, portions of the outstanding balance accrue interest at different rates. The weighted average rate of outstanding short-term borrowings is 8.5% and 6.3% at December 31, 1997 and 1996, respectively. The carrying value of the line of credit approximates its fair value.

The line of credit contains certain restrictive covenants, which require that the Company maintain minimum levels of tangible capital funds and meet other specified ratio requirements.

Long-Term Debt

During 1996, the Company received the proceeds from the issuance of $3.57 million in Industrial Revenue Bonds through the Massachusetts Industrial Finance Agency for the purpose of acquiring and refurbishing a 99,000 square-foot manufacturing facility in New Bedford, Massachusetts, which secures the IRBs. The IRBs mature on July 24, 2016 and carry an interest rate adjustable on a weekly basis. The IRBs carried an average interest rate of approximately 3.75% and 3.5% for the years ended December 31, 1997 and 1996, respectively. Additionally, an annual fee of 1.0% on the letter of credit securing the bonds ($3.6 million at December 31, 1997) is paid to the bank acting as a trustee in the issuance of the bonds. The Company has the right to convert from the weekly interest rate to a fixed rate established at the time of conversion. The bonds are payable in 19 annual installments of $180,000 with a final payment of $150,000 due at maturity funded through monthly payments of $15,000 to the trustee over the twelve months preceding the installment due dates. At December 31, 1997 and 1996, $3.1 million and $3.3 million, respectively, of the total was classified as long-term debt. The carrying amount of the bonds approximates fair value at December 31, 1997.

In addition, $774,000 of the $828,000 in debt assumed in the B&B acquisition was classified as long-term at December 31, 1997. This represents a mortgage on the facility occupied by B&B. The mortgage carries a fixed rate of 8% and matures on February 20, 2012. The carrying amount approximates fair value at December 31, 1997.


                                                             FINANCIAL REVIEW 37

NOTES TO FINANCIAL STATEMENTS [continued]


Long-Term Debt [continued]

The following is a schedule of the principal portion of long-term debt payments for the years beginning December 31, 1997, and after:

                          ($ in thousands)

  1998                         $  227
  1999                            214
  2000                            218
  2001                            221
  2002                            224
  Thereafter                    3,016
                           -------------
                              $ 4,120
                           -------------
                           -------------

5. Employee Benefit Plans

The Company sponsors a Supplemental Executive Retirement Plan ("the Plan") for senior management. The Plan is a defined contribution plan whereby participant accounts are credited in an amount equal to a percentage, determined by the Company, of each participant's compensation plus the participant's allocable share of net earnings of the Plan. At December 31, 1997 and 1996, the Company has assets (market value of $1,304,000 and $900,000, respectively), segregated in a trust, available to meet the obligations of the Plan. Expenses for this plan were approximately $276,000 for each of the years ended December 31, 1997 and 1996, and $190,000 for the year ended December 31, 1995. The total liability under the plan was approximately $1,334,000 and $976,000 at December 31, 1997 and 1996, respectively.

The Company also has seven defined contribution (401(k)) plans covering substantially all employees. Contributions to the plans are based on a percentage of the employee's compensation. The Company also participates in a multi-employer defined contribution plan covering certain union employees. The Company's expense under the 401(k) and multi-employer plans was approximately $699,000, $449,000, and $437,000, for the years ended December 31, 1997, 1996, and 1995, respectively.

6. Other Accrued Expenses

At December 31, 1997 and 1996, other accrued expenses consisted of the following:

                                          1997      1996
                                       --------------------
                                         ($ in thousands)

Accrued federal and state
 income taxes                            $1,634    $  257
Investment margin liability               1,550        --
Other                                     4,304     1,628
                                       --------------------
                                         $7,488    $1,885
                                       --------------------
                                       --------------------


The investment margin liability, which bears interest, represents borrowings secured by the Company's marketable securities.

7. Commitments

The Company has various operating lease agreements for buildings and equipment extending through December 2006. The following is a schedule of the future minimum rental payments due under these leases:

--------------------------------------------------------------------------------

                          ($ in thousands)

1998                         $ 3,335
1999                           2,535
2000                           2,165
2001                           1,862
2002                           1,520
Thereafter                     2,218
                         -----------------
                             $13,635
                         -----------------
                         -----------------


38 FINANCIAL REVIEW

NOTES TO FINANCIAL STATEMENTS [continued]


7. Commitments [continued]

Rent expense amounted to $3,863,045, $3,738,390, and $3,088,056, in 1997, 1996,
and 1995, respectively.

In the normal course of business, the Company enters into purchase agreements with certain raw material vendors. At December 31, 1997, the Company has agreed to purchase approximately 100% of the 1998 copper usage from two vendors.

8. Contingencies

The Company is a defendant in certain claims that relate to matters that occurred prior to the present ownership. In accordance with the purchase and sale agreement of the Company, the prior owner has indemnified the Company for such claims and, accordingly, the matters are being defended by the prior owners and its insurance companies. Management is of the opinion that these claims relate to the prior owners and therefore will not have a material adverse effect on the Company's financial position or results of operations.

Additionally, the Company is a party to one environmental matter and certain other legal proceedings not covered by the indemnification. In the environmental matter, a number of responsible parties entered into a consent decree with the EPA in 1991 and subsequently, such parties as plaintiffs have sought contribution from the Company, which was not named as a responsible party by the EPA. The Company has admitted that a predecessor of the business currently operated by the Company had disposed of a de minimis amount of waste at the site. On December 17, 1996, the U.S. District Court for the District of Massachusetts entered a judgment in favor of the Company with respect to this claim. As of December 31, 1997, there is an appeal pending with the U.S. Court of Appeals for the First Circuit.

9. Income Taxes

Deferred income taxes are recognized for the expected consequences of temporary differences by applying enacted statutory rates, applicable to future years, to differences between the financial reporting basis and tax basis of assets and liabilities.

The principal reasons that the aggregate income tax provisions differ from the U.S. statutory rate of 35% for the year ended December 31, 1997, and 34% for the years ended December 31, 1996 and 1995, are as follows:

                                                  1997                      1996                    1995
                                       ----------------------------------------------------------------------------
                                            ($ in thousands)          ($ in thousands)         ($ in thousands)

Income tax provision at statutory rate    $10,371         35.0%      $6,310        34.0%     $4,385        34.0%
State taxes, net of federal benefit         1,082          3.7%         666         3.6%        380         3.0%
Other                                         (61)         (.2)%        124          .7%         26          .2%
                                       ----------------------------------------------------------------------------
                                          $11,392         38.5%      $7,100        38.3%     $4,791        37.2%
                                       ----------------------------------------------------------------------------
                                       ----------------------------------------------------------------------------


                                                             FINANCIAL REVIEW 39

NOTES TO FINANCIAL STATEMENTS [continued]


9. Income Taxes [continued]

The components of the provision for income taxes for the years ended December 31, 1997, 1996, and 1995 are as follows:



                                          1997           1996           1995
                                      -----------------------------------------
                                                     ($ in thousands)
Current:
 Federal                                $10,072         $6,018         $4,154
 State                                    1,748          1,005            625
                                      -----------------------------------------
Total current                            11,820          7,023          4,779

Deferred:
 Federal                                   (344)            58             53
 State                                      (84)            19            (41)
                                      -----------------------------------------
Total deferred                             (428)            77             12
                                      -----------------------------------------
Total                                   $11,392         $7,100         $4,791
                                      -----------------------------------------
                                      -----------------------------------------


A summary of the significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996, follows:


                                                            1997         1996
                                                        ------------------------
                                                            ($ in thousands)

Deferred tax liabilities:
 Fixed assets                                             $1,976        $1,857
 Marketable securities                                       604           134
                                                        ------------------------
Total deferred tax liabilities                             2,580         1,991

Deferred tax assets:
 Supplemental executive
  retirement plan                                            523           389
 Goodwill                                                     34            13
 Stock compensation                                           90            19
 Inventory                                                   702           315
 Allowance for doubtful accounts                             342           142
 Accrued liabilities                                         810           203
                                                        ------------------------
Total deferred tax assets                                  2,501         1,081
                                                        ------------------------
Net deferred tax liabilities                              $   79        $  910
                                                        ------------------------
                                                        ------------------------


10. Shareholders' Equity and Stock Award Plans

Shareholders' Equity

In the Company's Initial Public Offering in December 1993, the Company sold to the underwriters warrants to purchase up to 206,925 shares of common stock (prior to giving effect to the October 20, 1997 five-for-four stock split) at an exercise price equal to $12.00 per share. Such warrants are not transferable and are exercisable through December 14, 1998. During 1997, warrants to purchase 103,462 shares (prior to giving effect to the October 20, 1997 five-for-four stock split) were exercised. After giving effect to the October 20, 1997 stock split explained below, there are 129,328 shares of common stock issuable upon exercise of remaining warrants at an exercise price of $9.60 per share.


40 FINANCIAL REVIEW

NOTES TO FINANCIAL STATEMENTS [continued]


10. Shareholders' Equity and Stock Award Plans [continued]

As more fully described below, on September 16, 1997, the Company's Board of Directors authorized a five-for-four split of the Company's common stock. All references to number of shares, per share amounts, stock option data and prices of the Company's common stock have been restated to present the effect of the stock split.

On February 9, 1995, the Company completed the issuance of 1,875,000 shares of common stock at a price of $10.80 per share. As part of this offering, the Company granted the underwriters an option to purchase a maximum of 328,125 additional shares to cover over-allotments, which was exercised on February 9, 1995. Also on February 9, 1995, 312,500 shares of common stock were sold to the public by certain shareholders of the Company at a price of $10.80.

On April 23, 1997, the Company completed the issuance of 1,562,500 shares of common stock at a price of $15.40 per share. As part of this offering, the Company granted the underwriters an option to purchase a maximum of 375,000 additional shares to cover over-allotments which was exercised in full on April 29, 1997. Also, on April 23, 1997, 937,500 shares of common stock were sold to the public by certain shareholders of the Company at a price of $15.40.

On September 16, 1997, the Company's Board of Directors authorized a five-for-four split of the Company's common stock effected in the form a 25 percent stock dividend distributed on October 20, 1997, to shareholders of record on October 6, 1997. Shareholders' equity has been adjusted by reclassifying from retained earnings to common stock the par value of the additional shares arising from the split. The amount of cash paid in lieu of fractional shares resulting from the split was also charged to retained earnings.

Stock Award Plans

The Company has two equity incentive plans covering employees of the Company; the AFC Cable Systems, Inc. 1993 Equity Incentive Plan and the AFC Cable Systems, Inc. 1997 Equity Incentive Plan (collectively, the "Plans"). Under the Plans, the Company may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock and performance stock awards to key employees. Each of the Plans provides for the issuance of 500,000 shares of common stock. Options awarded under the Plans generally vest in equal annual installments over either the four or the five years subsequent to the date of grant. The options expire ten years after the date of grant.

The Company also has a stock plan covering non-employee directors; the AFC Cable Systems, Inc. 1993 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). Under the Directors' Plan, the Company may grant stock options to non-employee directors which vest in equal annual installments over the five years subsequent to the date of grant and expire ten years after date of grant. The Directors' Plan provides for the issuance of 125,000 shares of common stock.

A summary of the status of stock options granted under all plans as of December 31, 1997, 1996 and 1995, and changes during the years then ended is presented below:

                                                1997                1996               1995
                                        -------------------- -------------------- -------------------

                                                    Weighted            Weighted             Weighted
                                                     Average             Average              Average
                                                     Exercise            Exercise             Exercise
Fixed Options                            Shares       Price   Shares      Price    Shares      Price
------------------------------------------------------------ -------------------- -------------------

Outstanding at beginning of year         400,000      $9.03   370,000      $8.42   331,250      $7.98
Granted                                  557,500      16.70   100,000      10.80    56,250      10.80
Exercised                                (39,062)      8.61   (40,000)      8.20   (17,500)      8.00
Canceled                                 (17,187)      8.71   (30,000)      8.40        --         --
                                        -------------------- -------------------- -------------------
Outstanding at end of year               901,251     $13.80   400,000      $9.03   370,000      $8.42
                                        -------------------- -------------------- -------------------
                                        -------------------- -------------------- -------------------
Options exercisable at year end          174,062      $8.53   128,125      $8.19    91,250      $7.99
                                        -------------------- -------------------- -------------------
                                        -------------------- -------------------- -------------------
Weighted-average fair value of options
 granted during year                       $6.98                $4.47                $4.46
                                           -----                -----                -----
                                           -----                -----                -----



                                                             FINANCIAL REVIEW 41

NOTES TO FINANCIAL STATEMENTS [continued]


10. Shareholders' Equity and Stock Award Plans [continued]

The following table summarizes information about stock options outstanding at December 31, 1997:

                                          Options Outstanding           Options Exercisable
                                --------------------------------------------------------------
                                   Number      Weighted                 Number
                                 Outstanding   Average     Weighted   Exercisable   Weighted
                                     at       Remaining     Average       at         Average
Range of                         December 31  Contractual   Exercise   December 31   Exercise
Exercise Prices                     1997      Life (Yrs.)    Price       1997         Price
--------------------------------------------------------------------- ------------------------
$5.60 to $10.60                   268,751       6.98        $ 8.14      142,812      $ 7.69
$12.00 to $17.80                  556,250       8.96         15.06       31,250       12.38
$19.40 to $27.06                   76,250       9.67         24.54           --          --
                                ----------                             ---------
                                  901,251                               174,062
                                ----------                             ---------
                                ----------                             ---------

As discussed above, common stock may be granted to officers and key employees on a restricted or unrestricted basis. At December 31, 1997, 1996, and 1995, restricted stock awards covering 67,350, 1,250 and 61,875 shares, respectively, were outstanding. During 1997, 1996 and 1995, the restrictions lapsed on 1,250, 28,250 and 29,375 shares, respectively, and 32,375 restricted shares were forfeited during 1996.

Employees vest in these restricted shares ratably over periods of two to three years. The difference between the par value and the fair market value of the stock on the date of grant was considered compensation and was amortized ratably over the vesting period. The Company repurchased, at fair market value, 380 shares, 2,917 shares and 3,110 shares of vested restricted stock during 1997, 1996 and 1995, respectively, to provide certain employees with the funds necessary to cover their tax withholdings from the receipt of vested restricted shares.

The 67,350 shares of restricted stock outstanding at December 31, 1997, which represent performance-based compensation for 1996, were awarded to officers and key employees under the 1997 Plan.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, compensation cost has been recognized in the financial statements only for stock options that are compensatory as defined under APB 25. Had compensation cost for the Company's three stock option plans been determined based on the fair value at the grant date for awards made in 1997, 1996 and 1995 consistent with the provisions of FAS No. 123, the Company's net earnings and earnings per share would have been the pro forma amounts indicated below:

--------------------------------------------------------------------------------

                                            1997         1996         1995
                                         ------------------------------------
                                                  ($ in thousands,
                                                except per share data)

Net income, as reported                   $18,239      $11,460      $8,105
Net income, pro forma                      17,765       11,383       8,093

Basic earnings per common
 share, as reported                         $1.71        $1.25        $.92
Basic earnings per common
 share, pro forma                            1.67         1.25         .91

Diluted earnings per
 common share, as reported                  $1.66        $1.23        $.90
Diluted earnings per
 common share, pro forma                     1.62         1.23         .90


42 FINANCIAL REVIEW

NOTES TO FINANCIAL STATEMENTS [continued]

The fair values of the options were estimated at the date of grant using the Black-Scholes option pricing model. The following assumptions were used for the 1997, 1996 and 1995 stock option grants:

--------------------------------------------------------------------
                                1997       1996       1995
                               Grants     Grants     Grants
--------------------------------------------------------------------

Risk-free interest rate         5.7%       5.8%       5.8%
Expected option life          4.4 years  4.4 years  4.3 years
Expected market
 price volatility                41%        40%        40%
Expected dividend yield           0%         0%         0%


The effects on pro forma net income and earnings per common share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net income for future years due to such things as the vesting period of the stock options and the potential for issuance of additional stock options in future years. Additionally, because FAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998.

Shares of capital stock reserved for possible future issuance are as follows:

--------------------------------------------------

                                  December 31
                               1997        1996
                          ------------------------
Options granted              901,251     400,000
Options as yet ungranted     163,462     108,625
Qualified employee
 savings plans               625,000     625,000
                          ------------------------
                           1,689,713   1,133,625
                          ------------------------
                          ------------------------

11. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:


                                               1997         1996         1995
                                        ----------------------------------------
Net income (in thousands)                    $18,239      $11,460       $8,105

Basic average shares                      10,663,876    9,133,650    8,851,403

Effect of dilutive securities:
 Stock options and stock awards              263,505       90,874      132,312
 Stock warrants                               89,162       63,791       63,640
 Contingently issuable shares                  6,998           --           --
                                        ----------------------------------------
                                             359,665      154,665      195,952
Dilutive average shares                   11,023,541    9,288,315    9,047,355
                                        ----------------------------------------
                                        ----------------------------------------

Basic earnings per share                       $1.71        $1.25         $.92
                                        ----------------------------------------
                                        ----------------------------------------
Diluted earnings per share                     $1.66        $1.23         $.90
                                        ----------------------------------------
                                        ----------------------------------------


                                                             FINANCIAL REVIEW 43

NOTES TO FINANCIAL STATEMENTS [continued]


12. Quarterly Results of Operations [Unaudited]

The following is a summary of the unaudited quarterly results of operations for 1997 and 1996 (dollars in thousands, except per share data):

                                                         Quarter Ended
                                    -------------------------------------------- ------------
                                       March       June   September   December      Full
                                         29         28        27         31         Year
                                    -------------------------------------------- ------------

1997
Net sales                             $47,787    $54,210    $56,704    $61,563    $220,264
Income from operations                  5,505      6,820      7,681      8,296      28,302
Net income                              3,460      4,387      4,978      5,414      18,239
Basic earnings per common share          0.37       0.41       0.44       0.48        1.71
Diluted earnings per common share        0.36       0.40       0.43       0.46        1.66

                                                         Quarter Ended
                                    -------------------------------------------- ------------
                                       March       June   September   December      Full
                                         30         29        28         31         Year
                                    -------------------------------------------- ------------

1996
Net sales                             $33,885    $42,218    $41,559    $44,206    $161,868
Income from operations                  2,047      4,283      5,259      5,408      16,997
Net income                              1,636      2,904      3,350      3,570      11,460
Basic earnings per common share          0.18       0.32       0.37       0.39        1.25
Diluted earnings per common share        0.18       0.31       0.36       0.38        1.23


44 FINANCIAL REVIEW

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

The Board of Directors and Shareholders

AFC Cable Systems, Inc.

We have audited the accompanying consolidated balance sheets of AFC Cable Systems, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AFC Cable Systems, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                            ERNST & YOUNG LLP

February 17, 1998


                                                             FINANCIAL REVIEW 45

--------------------------------------------------------------------------------
PART TWO    ITEM NINE
--------------------------------------------------------------------------------
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
--------------------------------------------------------------------------------

None.

--------------------------------------------------------------------------------
PART THREE    ITEM TEN     DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
--------------------------------------------------------------------------------

Information relating to the current executive officers of the Company is included in Item 4A of Part I.

Information relating to the Directors of the Company is incorporated herein by reference to the "Election of Directors" section of the Company's Proxy Statement to be filed with the Commission in connection with the 1998 Annual Meeting of Stockholders (the "Proxy Statement").

--------------------------------------------------------------------------------
PART THREE    ITEM ELEVEN     EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Information relating to executive compensation is incorporated herein by reference to the "Executive Compensation" section of the Proxy Statement.

--------------------------------------------------------------------------------
PART THREE    ITEM TWELVE     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT
--------------------------------------------------------------------------------

Information relating to security ownership is incorporated herein by reference to the "Security Ownership of Certain Beneficial Owners and Management" section of the Proxy Statement.

--------------------------------------------------------------------------------
PART THREE    ITEM THIRTEEN     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

Information relating to certain relationships and related transactions is incorporated herein by reference to the "Certain Relationships and Related Transactions" section of the Proxy Statement.


46 FINANCIAL REVIEW

--------------------------------------------------------------------------------
PART FOUR    ITEM FOURTEEN     EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND
                               REPORTS ON FORM 8-K
--------------------------------------------------------------------------------

(a) The following documents are filed as part of this report:

    (1) The following financial statements of AFC Cable Systems, Inc. are included in Item 8:

        Consolidated Balance Sheets as of December 31, 1997 and 1996

        Consolidated Statements of Income for the Years Ended December 31, 1997, 1996 and 1995

        Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997, 1996 and 1995

        Consolidated Statements of Cash Flows for the Years Ended December 31,1997, 1996 and 1995

        Notes to Consolidated Financial Statements

    (2) The following financial statement schedule of AFC Cable Systems, Inc. is included in Item 14(d):

    Schedule II--Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and therefore have been omitted.

(b) Reports on Form 8-K

    None

(c) Exhibits

    The response to this portion of Item 14 is submitted as a separate section of this report. See Exhibit Index on page 50.


                                                             FINANCIAL REVIEW 47

--------------------------------------------------------------------------------
PART FOUR    ITEM FOURTEEN [d]     FINANCIAL STATEMENT SCHEDULE
--------------------------------------------------------------------------------

                                                                            Additions
                                                   -----------------------------------------------------------
                                                   Balance               Charged to                    Balance
                                                      at     Charge to      Other                         at
                                                  Beginning  Costs and   Accounts --  Deductions --    End of
Description                                       of Period   Expenses    Describe      Describe       Period
--------------------------------------------------------------------------------------------------------------
                                                                       (In thousands)

Year ended December 31, 1997
 Deducted from asset accounts:
  Allowance for doubtful accounts ............      $  356     $  209      $   607(3)    $  279(1)      $  893
  Reserve for sales allowances ...............       2,784      5,291           --        5,098(2)       2,977
                                                    ------     ------      -------       ------         ------
  Totals .....................................      $3,140     $5,500      $   607       $5,377         $3,870
                                                    ------     ------      -------       ------         ------
                                                    ------     ------      -------       ------         ------

Year ended December 31, 1996
 Deducted from asset accounts:
  Allowance for doubtful accounts ............      $  300     $  263           --       $  207(1)      $  356
  Reserve for sales allowances ...............       2,065      4,148           --        3,429(2)       2,784
                                                    ------     ------      -------       ------         ------
  Totals .....................................      $2,365     $4,411           --       $3,626         $3,140
                                                    ------     ------      -------       ------         ------
                                                    ------     ------      -------       ------         ------

Year ended December 31, 1995
 Deducted from asset accounts:
  Allowance for doubtful accounts ............      $  316     $   76           --       $   92(1)      $  300
  Reserve for sales allowances ...............       1,585      3,008           --        2,528(2)       2,065
                                                    ------     ------      -------       ------         ------
  Totals .....................................      $1,901     $3,084           --       $2,620         $2,365
                                                    ------     ------      -------       ------         ------
                                                    ------     ------      -------       ------         ------


(1) Uncollectible accounts written off, net of any recoveries.
(2) Represents allowances given in the form of credit memos.
(3) Represents $607,000 of allowances attributable to companies acquired in 1997.


48 FINANCIAL REVIEW

--------------------------------------------------------------------------------
SIGNATURES
--------------------------------------------------------------------------------

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                    AFC CABLE SYSTEMS, INC.


                                                    BY: /s/ RALPH R. PAPITTO
                                                  -----------------------------
                                                         Ralph R. Papitto
                                                     Chairman of the Board and
                                                      Chief Executive Officer

DATE: MARCH 30, 1998


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated:

        Signature                         Title                            Date
------------------------------------------------------------------------------------

/s/RALPH R. PAPITTO                Chairman of the Board, Chief       March 30, 1998
------------------------            Executive Officer and Director
    Ralph R. Papitto                (Principal Executive Officer)


/s/ROBERT R. WHEELER               President and Director             March 30, 1998
------------------------
    Robert R. Wheeler


/s/RAYMOND H. KELLER               Vice President, Chief Financial    March 30, 1998
------------------------            Officer and Director (Principal
    Raymond H. Keller               Financial and Accounting
                                    Officer)


/s/ANTHONY J. SANTORO              Director                           March 30, 1998
------------------------
   Anthony J. Santoro


/s/MALCOLM M. DONAHUE              Director                           March 30, 1998
------------------------
   Malcolm M. Donahue


                                                             FINANCIAL REVIEW 49

--------------------------------------------------------------------------------
EXHIBIT INDEX
--------------------------------------------------------------------------------

The following designated exhibits are, as indicated below, either filed herewith of have heretofore been filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 and are referred to and incorporated herein by reference to such filings. As indicated, various exhibits are incorporated herein by reference to (i) the Registrant's Registration Statement on Form S-1 (No. 33-70234), (referred to herein below as "33-70234"), (ii) the Registrant's Form 10-K for the year ended December 31, 1993 (File No. 0-23070) (referred to herein below as "1993 10-K"), (iii) the Registrant's Form 10-Q for the quarter ended April 2, 1994 (File No.0-23070) (referred to herein below as "4/2/94 10-Q"), (iv) the Registrant's Form 8-K (File No. 023070) dated October 14, 1994 (referred to herein below as"10/14/94 8-K"), (v) the Registrant's Form 10-Q for the quarter ended October 1,1994 (File No. 0-23070) (referred to herein below as "10/1/94 10-Q"), (vi) the Registrant's Registration Statement on Form S-1 (No. 33-87884) (referred to herein below as "33-87884"), (vii) the Registrant's Form 10-K for the year ended December 31, 1994 (File No. 0-23070) (referred to herein below as "1994 10-K"), (viii) the Registrant's Form 10-K for the year ended December 31, 1995 (File No. 0-23070) (referred to herein below as "1995 10-K"), (ix) the Registrant's Form 10-Q for the quarter ended September 28, 1996 (File No. 0-23070) (referred to herein below as "9/28/96 10-Q"), (x) the Registrant's Form 10-K for the year ended December 31, 1996 (File No. 0-23070) (referred to herein below as "1996 10-K") and (xi) the Registrant's Registration Statement on Form S-3 (No. 333-23779) (referred to herein below as "333-23779").

                 SEC Exhibit                                                            Exhibit Number          Docket
--------------------------------------------------------------------------------------------------------------------------

Exhibit 3.       Articles of Incorporation and Bylaws
3.1              Restated Certificate of Incorporation, as amended                            3.1              33-87884
3.2              Bylaws of the Company                                                        3.2              33-70234
Exhibit 4.       Instruments defining the rights of security holders
4.1              Specimen Certificate of Common Stock                                         4.1              33-70234
Exhibit 10.      Material Contracts
10.1             Representatives' Warrants                                                   10.1              1993 10-K
10.2             Selective Retirement Plan of the Registrant, dated
                 December 31, 1991, including Trust Agreement relating thereto               10.2              33-70234
10.3             1993 Equity Incentive Plan                                                  10.3              33-70234
10.4             1993 Directors' Stock Option Plan                                           10.4              33-70234
10.5             Lease dated November 1, 1988 (including amendment)
                 between the Registrant and Bensalem II Enterprises, relating to
                 property at State Road, Bensalem, PA                                        10.18             33-70234
10.6             Lease dated June 30, 1992 between the Registrant and E&M
                 Equities, relating to property at Edward Street, Linden, NJ                 10.19             33-70234
10.7             Lease dated July 22, 1993 between the Registrant and Fleet Center
                 Associates, relating to property at Fleet Center, Providence, RI            10.20             33-70234
10.8             Stock Purchase Agreement dated as of December 22, 1989
                 by and between Nortek, Inc. and Bristol Industries, Inc.                    10.22             33-70234


50 FINANCIAL REVIEW

                 SEC Exhibit                                                            Exhibit Number          Docket
--------------------------------------------------------------------------------------------------------------------------

10.9             Lease dated December 21, 1993 between the Registrant and
                  Whitesell Enterprises, relating to property at Dulty's Lane,
                  Burlington, NJ                                                             10.23             1993 10-K
10.10            Lease dated March 18, 1994 between the Registrant and
                  William L. Baker and Nancy A. Baker, relating to property at
                  Leyshon Drive, Byesville, OH                                               10.1             4/2/94 10-Q
10.11            Master Lease Agreement dated February 8, 1993 by and
                  between BancBoston Leasing, Inc. and the Registrant                        10.5             4/2/94 10-Q
10.12            Equipment Acquisition Agreement dated April 15, 1994 by and
                  between BancBoston Leasing, Inc. and the Registrant                        10.6             4/2/94 10-Q
10.13            Asset Purchase Agreement dated September 30, 1994 by and among
                  the Registrant, AFC Acquisition, Inc., Kaf-Tech, Inc. and David Kruse       2.1            10/14/94 8-K
10.14            Lease dated as of September 30, 1994 by and between AFC
                  Acquisition, Inc. and Kaf-Tech, Inc., relating to property in Largo, FL    10.1            10/1/94 10-Q
10.15            Lease dated February 1, 1995 by and between the Registrant and
                  H. Glenn Butler, relating to property at 2660 Brenner Dr., Dallas, TX      10.25             1994 10-K
10.16            Lease dated December 7, 1994 by and between the Registrant and
                  TRST Orange County, Inc. relating to property at
                  1425 S. Acacia, Fullerton, CA                                              10.26             1994 10-K
10.17            Purchase and sale agreement dated March 7, 1996 by and between
                  the Registrant and L.J. Menco, Inc.                                        10.27             1995 10-K
10.18            Credit Agreement dated as of March 29 1996 by and between the
                  Registrant and Fleet National Bank                                         10.28             1995 10-K
10.19            Revolving Credit Note in the aggregate principal amount of
                  $25,000,000 dated as of March 29, 1996 by the Registrant to
                  Fleet National Bank                                                        10.29             1995 10-K
10.20            Term Note in the amount of $3,200,000 dated as of March 29, 1996
                  by the Registrant to Fleet National Bank                                   10.30             1995 10-K
10.21            Loan and Trust Agreement among Massachusetts Industrial
                  Finance Agency, the Registrant and Fleet National Bank, as Trustee,
                  dated July 1, 1996                                                         10.1            9/28/96 10-Q
10.22            Reimbursement Agreement between the Registrant and
                  Fleet National Bank, dated July 1, 1996                                    10.2            9/28/96 10-Q
10.23            Letter of Credit issued by Fleet National Bank for the account of the Registrant, for the benefit of Massachusetts Industrial
                  Finance Agency, dated July 24, 1996                                        10.3            9/28/96 10-Q


                                                             FINANCIAL REVIEW 51

                 SEC Exhibit                                                            Exhibit Number          Docket
--------------------------------------------------------------------------------------------------------------------------

10.24            Mortgage and Security Agreement issued by the Registrant to
                  Fleet National Bank, dated July 1, 1996                                    10.4            9/28/96 10-Q
10.25            Pledge Agreement by and between the Registrant and
                  Fleet National Bank, dated July 1, 1996                                    10.5            9/28/96 10-Q
10.26            Stock Purchase Agreement dated January 28, 1997 by and
                  between the Registrant and the Stockholders of B&B Electronics
                  Manufacturing Co., Inc.                                                    10.26             1996 10-K
10.27            Asset Purchase Agreement dated January 31, 1997 by and
                  between AFC Acquisition, Inc. and Area Lighting Research, Inc.             10.27             1996 10-K
10.28            1997 Equity Incentive Plan                                                  10.1              333-23779
10.29            Asset Purchase Agreement dated December 2, 1997 by and
                  among Flexfab Horizons International, Inc., the Registrant
                  and AFC Madison Acquisition Corp.                                                                *
Exhibit 21.      Subsidiaries of the Registrant
21.1             Subsidiaries of the Registrant                                                                    *
Exhibit 23.      Consents of experts and counsel
23.1             Consent of Ernst & Young LLP                                                                      *

* Filed herewith


52 FINANCIAL REVIEW

                                     [LOGO]
                                      AFC
                                 CABLE SYSTEMS

[AFC LOGO]

     AFC
CABLE SYSTEMS

CORPORATE OFFICES
50 Kennedy Plaza
Suite 1250
Providence, RI 02903-2360
Telephone: (401) 453-2000
Fax: (401) 453-2009
E-mail: info@afcweb.com
Internet: http://www.afcweb.com

BOARD OF DIRECTORS
Ralph R. Papitto
Chairman of the Board
Chief Executive Officer

Robert R. Wheeler
President

Raymond H. Keller
Vice President and
Chief Financial Officer

Anthony J. Santoro
President, Roger Williams University

Dr. Malcolm M. Donahue
Professor of Law,
Suffolk University Law School

CORPORATE OFFICERS
Ralph R. Papitto
Robert R. Wheeler
Raymond H. Keller

ANNUAL MEETING
The annual meeting of shareholders
of AFC Cable Systems, Inc. will be
held at 10:00 AM, May 13, 1998, at
the Providence Biltmore Grand
Heritage Hotel, Providence, R.I.

REGISTRAR AND TRANSFER AGENT
Boston EquiServe, L.P.
150 Royall Street
Canton, MA 02021
Telephone: (781) 575-2393

INDEPENDENT AUDITORS
Ernst & Young LLP
40 Westminster Street, Suite 800
Providence, RI  02903
Telephone: (401) 457-3700

SHAREHOLDER AND INVESTOR INQUIRIES
Ms. Virginia Johnson
AFC Cable Systems, Inc.
50 Kennedy Plaza, Suite 1250
Providence, RI  02903-2360
Telephone: (401) 453-2000
Fax: (401) 453-2009
E-mail: info@afcweb.com

COMMON STOCK LISTING
Nasdaq National Market System: AFCX
For current stock price quotations,
access the Nasdaq internet site
at: http://www.nasdaq.com
Enter our trading symbol (AFCX),
and you will receive the stock price
information and see a link directly to
the AFC Cable Systems' internet site.